UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.    )

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

RPM INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Frank C. Sullivan
Chairman and Chief Executive Officer

August 24, 2017

TO RPM INTERNATIONAL STOCKHOLDERS:

I would like to extend a personal invitation for you to join us at this year’s Annual Meeting of RPM Stockholders which will be held at 2:00 p.m., Eastern Daylight Time, Thursday, October 5, 2017, at the Holiday Inn located at Interstate 71 and Route 82 East, Strongsville, Ohio.

At this year’s Annual Meeting, you will vote (i) on the election of four Directors, (ii) in a non-binding, advisory capacity, on a proposal to approve our executive compensation, (iii) in a non-binding, advisory capacity, on a proposal on the frequency of future advisory votes to approve our executive compensation, and (iv) on a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2018. We also look forward to giving you a report on the first quarter of our current fiscal year, which ends on August 31. As in the past, there will be a discussion of the Company’s business, during which time your questions and comments will be welcomed.

We hope that you are planning to attend the Annual Meeting in person, and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed Proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

On behalf of the Directors and management of RPM, I would like to thank you for your continued support and confidence.

Sincerely yours,

FRANK C. SULLIVAN

2628 PEARL ROAD • P.O. BOX 777

MEDINA, OHIO 44258

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of RPM International Inc. will be held at the Holiday Inn located at Interstate 71 and Route 82 East, Strongsville, Ohio, on Thursday, October 5, 2017, at 2:00 p.m., Eastern Daylight Time, for the following purposes:

(1)	To elect four Directors in Class III for a three-year term ending in 2020;

(2)	To hold a non-binding, advisory vote to approve the Company’s executive compensation;

(3)	To hold a non-binding, advisory vote on the frequency of future advisory votes to approve the Company’s executive compensation;

(4)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2018; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Holders of shares of Common Stock of record at the close of business on August 11, 2017 are entitled to receive notice of and to vote at the Annual Meeting.

By Order of the Board of Directors.

EDWARD W. MOORE
Secretary

August 24, 2017

Please fill in and sign the enclosed Proxy and return the Proxy in the envelope enclosed herewith.

2628 PEARL ROAD • P.O. BOX 777

MEDINA, OHIO 44258

PROXY STATEMENT

Mailed on or about August 24, 2017

Annual Meeting of Stockholders to be held on October 5, 2017

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of RPM International Inc. (the “Company” or “RPM”) to be used at the Annual Meeting of Stockholders of the Company to be held on October 5, 2017, and any adjournment or postponement thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders which accompanies this Proxy Statement.

The accompanying Proxy is solicited by the Board of Directors of the Company. All validly executed Proxies received by the Board of Directors of the Company pursuant to this solicitation will be voted at the Annual Meeting, and the directions contained in such Proxies will be followed in each instance. If no directions are given, the Proxy will be voted (i) FOR the election of the four nominees listed on the Proxy, (ii) FOR Proposal Two relating to the advisory vote on executive compensation, (iii) on Proposal Three, for future advisory votes on executive compensation to occur EVERY YEAR, and (iv) FOR ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2018.

Any person giving a Proxy pursuant to this solicitation may revoke it. A stockholder, without affecting any vote previously taken, may revoke a Proxy by giving notice to the Company in writing, in open meeting or by a duly executed Proxy bearing a later date.

The expense of soliciting Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. The Company may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation of Proxies by mail, the Company’s Directors, officers and employees, without additional compensation, may solicit Proxies by telephone, electronic means and personal interview. Also, the Company has engaged a professional proxy solicitation firm, Georgeson LLC, to assist it in soliciting proxies. The Company will pay a fee of approximately $10,500, plus expenses, to Georgeson LLC for these services.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on October 5, 2017: Proxy materials for the Company’s Annual Meeting, including the 2017 Annual Report and this Proxy Statement, are now available over the Internet by accessing the Investor Information section of our website at www.rpminc.com. To access the proxy materials over the Internet or to request an additional printed copy, go to www.rpminc.com. You also can obtain a printed copy of this Proxy Statement, free of charge, by writing to: RPM International Inc., c/o Secretary, 2628 Pearl Road, P.O. Box 777, Medina, Ohio 44258.

1

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and in the Company’s Annual Report on Form 10-K. For more complete information about these topics, please review the Company’s complete Proxy Statement and Annual Report on Form 10-K.

RPM International Inc.

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. The Company’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. The Company’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. The Company’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI.

The Company’s consolidated net sales, net income, and diluted earnings per share for the fiscal year ended May 31, 2017 were as follows:

•	Consolidated net sales increased 3.0% to a record $4.96 billion in fiscal 2017 from $4.81 billion in fiscal 2016;

•	Net income decreased 48.7% to $181.8 million in fiscal 2017 from $354.7 million in fiscal 2016 (adjusted net income* decreased 3.5% to $333.4 million in fiscal 2017 from $345.5 million in fiscal 2016); and

•	Diluted earnings per share decreased 48.3% to $1.36 in fiscal 2017 from $2.63 in fiscal 2016 (adjusted earnings per share* decreased 3.9% to $2.47 in fiscal 2017 from $2.57 in fiscal 2016).

*	Fiscal 2016 adjusted net income of $345.5 million and adjusted earnings per share of $2.57 exclude the reversal of contingent obligations for earnout targets that were not met at our Kirker reporting unit for $14.5 million ($9.2 million after-tax), with a $0.06 impact on diluted earnings per share. Fiscal 2017 adjusted net income of $333.4 million and adjusted earnings per share of $2.47 exclude (i) a charge of $12.3 million related to the Flowcrete decision to exit the Middle East with a $0.09 impact on diluted earnings per share; (ii) a pretax charge of $188.3 million ($129.0 million after-tax) of goodwill and intangible asset impairment losses related to our Kirker reporting unit with a $0.94 impact on diluted earnings per share; and (iii) the pretax impact of $15.0 million ($10.2 million after-tax) for severance charges incurred during the fourth quarter of fiscal 2017 pursuant to a plan to reduce future SG&A expense with a $0.08 impact on diluted earnings per share. See our Annual Report to Stockholders, which can be found on our website at www.rpminc.com, for more information about these adjustments. The Compensation Committee considered our fiscal 2017 operating results, including our adjusted net income and our adjusted earnings per share, in connection with its compensation decisions.

Dividend

On October 6, 2016, the Board of Directors increased the quarterly dividend on shares of the Company’s Common Stock to $0.30 per share, an increase of 9.1% from the prior year and the highest ever paid by the Company. With a 43-year track record of a continuously increasing cash dividend, the Company is in an elite category of less than one-half of one percent of all publicly traded U.S. companies to have increased the dividend for this period of time or longer, according to the 2017 edition of the Mergent Handbook of Dividend Achievers. During this timeframe, the Company has paid approximately $1.9 billion in cash dividends to its stockholders.

Corporate Transactions

The Company acquired ten companies with combined sales of more than $246 million during fiscal 2017 and early fiscal 2018:

•	Tremco Group, in July 2016, acquired the assets of Duram Industries Pty Limited, an Australian manufacturer of commercial waterproofing products with annual net sales of $6 million.

•	In July 2016, Applied Polymerics, Inc. & Marketing Associates, Inc. (API/MAI), a North Carolina-based manufacturer and supplier and installer of specialist construction products for use in major structures, was acquired to be part of our RPM Performance Coatings Group’s Universal Sealants (U.K.) Limited (USL) business unit. API/MAI has annual net sales of $14 million.

•	In September 2016, Specialty Polymer Coatings, Inc. (SPC), a Canadian manufacturer of high performance coatings for the global oil and gas pipeline market, was acquired to be part of our RPM Performance Coatings Group. SPC has annual net sales of $26 million.

2

PROXY STATEMENT SUMMARY (CONTINUED)

•	In November 2016, tremco illbruck acquired Adhere Industrial Tapes Ltd., a U.K.-based manufacturer of foam tapes for use in construction and industrial applications with annual net sales of $6 million.

•	In January 2017, Arnette Polymers, LLC, a Missouri-based manufacturer and supplier of specialty chemical raw materials, was acquired to be part of our RPM Performance Coatings Group. Arnette Polymers has annual net sales of $20 million.

•	Prime Resins, a Georgia-based manufacturer of specialty chemicals and equipment for use in infrastructure construction and repair with annual net sales of $7 million, was acquired in January 2017 to be part of our USL business unit.

•	Prochem, an Arizona-based manufacturer of commercial carpet and floor cleaning equipment and chemicals with annual net sales of $22 million, was acquired by Legend Brands in January 2017.

•	In January 2017, we acquired Touch ‘n Foam, the foam division of Missouri-based Clayton Corporation, to be part of our DAP Group. Best known for its consumer spray-polyurethane foam brand Touch ‘n Foam and its industrial brand Touch ‘n Seal, the foam division has annual net sales of $60 million.

•	In February 2017, we acquired SPS Group, a Netherlands-based manufacturer of decorative and specialty coatings for maintenance and renovation applications, to be part of our Rust-Oleum European business. SPS Group has annual net sales of $60 million.

•	In July 2017, we acquired Key Resin Company, an Ohio-based manufacturer of polymer flooring and coating systems, to be one of our Euclid Group’s companies. Key Resins has annual net sales of $25 million.

Stock Repurchase Program

On January 8, 2008, the Board of Directors authorized a stock repurchase program under which the Company may repurchase shares of its Common Stock at management’s discretion for general corporate purposes. The Company may limit or terminate the stock repurchase program at any time. During the fiscal year ended May 31, 2017, the Company did not purchase any shares of Common Stock under this program.

Corporate Governance

The Company is committed to meeting high standards of ethical behavior, corporate governance and business conduct. This commitment has led the Company to implement the following practices:

•	Board Independence – eleven of twelve Directors and Director nominees are independent under the Company’s Corporate Governance Guidelines and NYSE listing standards. All members of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee are independent.

•	Independent Directors Meetings – independent Directors meet in executive sessions each year in January, April and July, without management present.

•	Lead Director – one independent Director serves as Lead Director.

•	Majority Voting for Directors – in an uncontested election, any nominee for Director who receives more votes “withheld” from his or her election than votes “for” such election is expected to tender his or her resignation for prompt consideration by the Governance and Nominating Committee and by the Board of Directors.

•	Director Tenure – the average tenure of our independent Directors will have decreased from 16.5 years for each of the 11 independent Directors in 2011 to 6.5 years upon the election of the four Director nominees at the Annual Meeting, and six new independent Directors will have joined the Board of Directors since April 2012.

•	Stock Ownership Guidelines for Directors and Executive Officers – the Company adopted stock ownership guidelines for Directors and executive officers in July 2012, and the Company increased the stock ownership guidelines for Directors in July 2014. Each of the Directors and executive officers satisfies the stock ownership guidelines or is within the grace period provided by the stock ownership guidelines to achieve compliance.

•	Annual Board and Chief Executive Officer Self-Evaluations – each year, the Governance and Nominating Committee of the Board of Directors administers self-evaluations of the Board of Directors and its committees, and the Compensation Committee of the Board of Directors administers an evaluation of the Chief Executive Officer.

3

PROXY STATEMENT SUMMARY (CONTINUED)

•	Hedging Transactions Prohibited – the Company’s insider trading policy prohibits short sales and hedging transactions of shares of the Company’s Common Stock by Directors, officers and employees.

•	Pledging Prohibited – the Company’s insider trading policy was amended in fiscal 2017 to provide that, effective as of June 1, 2017, pledging of shares of the Company’s Common Stock by Directors, officers and employees is prohibited, subject to limited exceptions.

•	Performance-Based Compensation – the Company relies heavily on performance-based compensation for executive officers, including awards of performance-based restricted stock.

•	Double-Trigger Vesting Provisions – the Company’s 2014 Omnibus Equity and Incentive Plan (2014 Omnibus Plan) provides double-trigger vesting provisions for long-term equity awards.

•	Clawback Policy – the Board of Directors may require reimbursement of certain bonuses or incentive compensation awarded to an executive officer if, as the result of that executive officer’s misconduct, the Company is required to restate all or a portion of its financial statements.

•	Chief Executive Officer Succession Planning – the Company’s succession plan, which the Board of Directors reviews annually, addresses both an unexpected loss of the Chief Executive Officer as well as longer-term succession.

•	The Values & Expectations of 168 – the Company’s code of business conduct and ethics, entitled “The Values & Expectations of 168,” emphasizes individual responsibility and accountability, encourages reporting and dialogue about ethics concerns, and focuses on the Company’s core principles of integrity, commitment, responsible entrepreneurship and moral courage.

•	Statement of Governance Policy – the Board of Directors adopted our Statement of Governance Policy in 2016, which recognizes that conducting our business in conformity with The Values & Expectations of 168 is essential to advancing our fundamental objective of building long-term stockholder value.

See also “Information Regarding Meetings and Committees of the Board of Directors” at page 17 for further information on the Company’s governance practices. Additional information about our majority voting policy appears under the caption “Voting Rights” on page 7.

RPM INTERNATIONAL INC.

STATEMENT OF GOVERNANCE POLICY

RPM International’s fundamental objective is to build long-term stockholder value by profitably growing our businesses and consistently delivering strong financial performance. We think that our ability to generate value for our stockholders is inextricably linked to our ability to provide value to our principal stakeholders, including our customers and associates.

•	We must continue to earn the ongoing commitment and trust of our stockholders by delivering the solid returns expected by them from an investment in RPM.

•	We must continue to offer our customers innovative, high-quality products and services at competitive prices.

•	We must attract and retain high-quality associates at every level of our organization, provide them with the tools they need to do their jobs, and compensate them in such a way as to closely align their interests with our long-term success.

•	We must conduct our business in conformity with The Values & Expectations of 168, which encompass complying with all legal and ethical standards, and working to be exemplary corporate citizens of the communities in which we work.

We do not focus narrowly on efforts to maximize the short-term price of our stock, and think that such an approach is fundamentally misguided. Instead, we believe that emphasizing consistent value creation in our businesses will maximize the long-term value of our stockholders’ investment.

In short, we manage our businesses to create wealth for our stockholders. Creating value for our other stakeholders is how we have achieved, and will continue to achieve, that objective.

4

PROXY STATEMENT SUMMARY (CONTINUED)

Enterprise-Wide Risk Oversight

The Board of Directors, assisted by its committees, oversees management’s enterprise-wide risk management activities. Risk management activities include assessing and taking actions necessary to manage risk incurred in connection with the long-term strategic direction and operation of the Company’s business. See “Information Regarding Meetings and Committees of the Board of Directors – Role in Risk Oversight” for further information.

Executive Compensation

The Company’s executive compensation program utilizes a mix of base salary, annual and long-term cash incentives, equity awards and standard benefits to attract and retain highly qualified executives and maintain a strong relationship between executive pay and Company performance. Ninety-seven percent (97%) of the votes cast on the “say-on-pay” proposal last year were voted in support of the compensation of our named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narratives in last year’s Proxy Statement. The Compensation Committee will continue to consider results from future stockholder advisory votes, as well as input from its stockholders between meetings, in its ongoing evaluation of the Company’s executive compensation programs and practices.

Overall Compensation Program Principles

Pay for performance – The Company’s general compensation philosophy is performance-based in that the Company’s executive officers should be well compensated for achieving strong operating and financial results. The Company engages in a rigorous process intended to provide its executive officers a fair level of compensation that reflects the Company’s positive operating financial results, the relative skills and experience of the individuals involved, peer group compensation levels and other similar benchmarks.

Compensation weighted toward at-risk pay – The mix of compensation of the Company’s named executive officers is weighted toward at-risk pay (consisting of cash and equity compensation). Maintaining this pay mix results in a pay-for-performance orientation, which aligns to the Company’s compensation philosophy of paying total direct compensation that is competitive with peer group levels based on relative company performance. For fiscal 2017, since no shares of Performance Earned Restricted Stock (“PERS”) were granted to our named executive officers, 20% of the amounts of the principal compensation components for our named executive officers in the aggregate was variable and tied to our performance.

Compensation Benchmark Study – In 2016, the Compensation Committee retained the professional consulting firm of Willis Towers Watson to conduct an executive compensation benchmark study. Based on its analysis and findings, Willis Towers Watson concluded that our Chief Executive Officer’s actual total direct compensation was competitive with the market median, and that his compensation was weighted more toward long-term incentives than is typical in the market. Overall, Willis Towers Watson concluded that our named executive officers’ salaries and total cash compensation are generally at or below the market median, and that their long-term incentives and total direct compensation are generally at or above the market median.

5

PROXY STATEMENT SUMMARY (CONTINUED)

Summary of Compensation Paid to Frank C. Sullivan, the Company’s Chief Executive Officer, in Fiscal 2017

•	Base salary – $970,000, which was 1.0% above his fiscal 2016 base salary.

•	Annual cash incentive compensation – Annual cash incentive compensation of $730,000, which was 30.5% below his fiscal 2016 annual cash incentive compensation.

•	Equity compensation – Stock appreciation rights (“SARs”) with 200,000 shares of Common Stock underlying the award and 4,200 shares of supplemental executive retirement plan (“SERP”) restricted stock. No PERS were granted in fiscal 2017, compared to the 50,000 PERS Mr. Sullivan received for fiscal 2016.

•	Other compensation – Matching contribution of $10,800 under the Company’s 401(k); automobile allowance of $29,874; and life insurance premiums of $104,391.

Stockholder Actions

Proposal 1 – Election of Directors (see pages 10-16)

The Board of Directors has nominated four candidates for election to serve in Class III of the Board. The Board recommends that stockholders vote FOR the election of each nominee.

Proposal 2 – Advisory Vote to Approve the Company’s Executive Compensation (see pages 23-25)

The Board of Directors is seeking an advisory vote to approve the Company’s executive compensation. Before considering this proposal, please read the Compensation Discussion and Analysis in this Proxy Statement, which explains the Compensation Committee’s compensation decisions and how the Company’s executive compensation program aligns the interests of the executive officers with those of the Company’s stockholders. Although the vote is advisory and is not binding on the Board of Directors, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. The Board recommends that stockholders vote FOR the approval of the Company’s executive compensation.

Proposal 3 – Advisory Vote on the Frequency of Future Advisory Votes to Approve the Company’s Executive Compensation (see page 26)

The Board of Directors is seeking an advisory vote on the frequency of future advisory votes to approve the Company’s executive compensation. Before considering this proposal, please read the Compensation Discussion and Analysis in this Proxy Statement, which explains the Compensation Committee’s compensation decisions and how the Company’s executive compensation program aligns the interests of the executive officers with those of the Company’s stockholders. Although the vote is advisory and is not binding on the Board of Directors, the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes to approve the Company’s executive compensation. The Board recommends that stockholders vote for future advisory votes on executive compensation to occur EVERY YEAR.

Proposal 4 – Ratification of Appointment of Independent Registered Public Accounting Firm (see page 59)

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2018. The Board of Directors is seeking stockholder ratification of this appointment. The Board recommends that stockholders vote FOR ratification of the selection of Deloitte & Touche LLP.

6

VOTING RIGHTS

The record date for determination of stockholders entitled to vote at the Annual Meeting was the close of business on August 11, 2017. On that date, the Company had 133,535,825 shares of Common Stock, par value $0.01 per share (the “Common Stock”), outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

At the Annual Meeting, in accordance with the General Corporation Law of the State of Delaware and the Company’s Amended and Restated By-Laws (the “By-Laws”), the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. As provided by the General Corporation Law of the State of Delaware and the By-Laws, holders of shares entitling them to exercise a majority of the voting power of the Company, present in person or by proxy at the Annual Meeting, will constitute a quorum for such meeting. Under applicable Delaware law, if a broker returns a Proxy and has not voted on a certain proposal (generally referred to as a “broker non-vote”), such broker non-votes will count for purposes of determining a quorum. The shares represented at the Annual Meeting by Proxies which are marked “withheld” with respect to the election of Directors will be counted as shares present for the purpose of determining whether a quorum is present.

Under the rules of the New York Stock Exchange, if you are the beneficial owner of shares held in street name and do not provide the bank, broker or other intermediary that holds your shares with specific voting instructions, that bank, broker or other intermediary may generally vote on routine matters but cannot vote on non-routine matters. Proposals One, Two and Three are considered non-routine matters. Unless you instruct the bank, broker or other intermediary that holds your shares to vote on Proposals One, Two and Three, no votes will be cast on your behalf with respect to those proposals. Therefore, it is important that you instruct the bank, broker or other intermediary to cast your vote if you want it to count on Proposals One, Two and Three. Proposal Four is considered a routine matter and, therefore, broker non-votes are not expected to exist on Proposal Four.

Nominees for election as Directors who receive the greatest number of votes will be elected Directors. The General Corporation Law of the State of Delaware provides that stockholders cannot elect Directors by cumulative voting unless a company’s certificate of incorporation so provides. The Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) does not provide for cumulative voting.

Our Corporate Governance Guidelines include a majority voting policy, which sets forth our procedures if a Director-nominee is elected, but receives a majority of “withheld” votes. In an uncontested election, the Board of Directors expects any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election to tender his or her resignation following certification of the stockholder vote. The Board of Directors shall fill Board vacancies and new Directorships and shall nominate for election or re-election as Director only candidates who agree to tender their resignations in such circumstances. The Governance and Nominating Committee will act on an expedited basis to determine whether to accept a Director’s resignation tendered in accordance with the policy and will make recommendations to the Board of Directors for its prompt consideration with respect to any such letter of resignation. For the full details of our majority voting policy, which is part of our Corporate Governance Guidelines, please see our Corporate Governance Guidelines on our website at www.rpminc.com.

Pursuant to the By-Laws, proposals other than the election of Directors and matters brought before the Annual Meeting will be decided, unless otherwise provided by law or by the Certificate, by the vote of the holders of a majority of the shares entitled to vote thereon present in person or by proxy at the Annual Meeting. In voting for other proposals, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the items on which the abstention is noted and will have the effect of a vote against the proposal. Broker non-votes, however, are not counted as present for purposes of determining whether a proposal has been approved and will have no effect on the outcome of any such proposal.

If you have any questions or need any assistance in voting your shares of Common Stock, please contact the Company’s proxy solicitor:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(888) 643-8150 (Toll Free)

7

STOCK OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of Common Stock as of May 31, 2017, unless otherwise indicated, by (i) each person or group known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director and nominee for election as a Director of the Company, (iii) each executive officer named in the Executive Compensation tables in this Proxy Statement and (iv) all Directors and executive officers as a group. All information with respect to beneficial ownership of Directors, Director nominees and executive officers has been furnished by the respective Director, nominee for election as a Director, or executive officer, as the case may be. Unless otherwise indicated below, each person named below has sole voting and investment power with respect to the number of shares set forth opposite his or her name. The address of each Director nominee, Director and executive officer is 2628 Pearl Road, P.O. Box 777, Medina, Ohio 44258.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Shares of Common Stock(1)
T. Rowe Price Associates, Inc.(2)	12,615,667	9.4
The Vanguard Group(3)	11,655,042	8.7
BlackRock, Inc.(4)	10,162,608	7.6
John P. Abizaid(5)	25,164	*
Bruce A. Carbonari(6)	32,152	*
David A. Daberko(7)	25,812	*
Jenniffer D. Deckard(8)	4,800	*
Salvatore D. Fazzolari(9)	10,098	*
Russell L. Gordon(10)	144,486	0.1
Thomas S. Gross(11)	11,966	*
Janeen B. Kastner(12)	94,176	*
Julie A. Lagacy(13)	0	*
Robert A. Livingston(14)	0	*
Edward W. Moore(15)	96,812	*
Craig S. Morford(16)	9,087	*
Frederick R. Nance(17)	16,921	*
Ronald A. Rice(18)	547,974	0.4
Frank C. Sullivan(19)	1,519,249	1.1
William B. Summers, Jr.(20)	36,906	*
Jerry Sue Thornton(21)	37,859	*
All Directors and executive officers as a group (twenty persons including the Directors, Director nominees and executive officers named above)(22)	2,815,873	2.1

*	Less than 0.1%.

(1)	In accordance with Securities and Exchange Commission (“Commission”) rules, each beneficial owner’s holdings have been calculated assuming full exercise of outstanding options covering Common Stock, if any, exercisable by such owner within 60 days after May 31, 2017, but no exercise of outstanding options covering Common Stock held by any other person.

(2)	According to an amended Schedule 13G filed with the Commission on February 7, 2017, T. Rowe Price Associates, Inc., as of December 31, 2016, has sole voting power over 3,852,966 shares of Common Stock, and sole dispositive power over the 12,615,667 shares of Common Stock shown in the table above. T. Rowe Price Associates, Inc. is located at 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)	According to an amended Schedule 13G filed with the Commission on February 10, 2017, The Vanguard Group (“Vanguard”), as of December 31, 2016, has sole voting power over 76,769 shares of Common Stock, shared voting power, with Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”), wholly-owned subsidiaries of Vanguard, over 15,082 shares of Common Stock, sole dispositive power over 11,569,766 shares of Common Stock, and shared dispositive power, with VFTC and VIA, over 85,276 shares of Common Stock shown in the table above. Vanguard is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

8

STOCK OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT (CONTINUED)

(4)	According to an amended Schedule 13G filed with the Commission on January 25, 2017, BlackRock, Inc., together with its subsidiaries BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC and BlackRock Life Limited (together, “BlackRock”), as of December 31, 2016, has sole voting power over 9,713,703 shares of Common Stock, and sole dispositive power over the 10,162,608 shares of Common Stock shown in the table above. BlackRock is located at 55 East 52nd Street, New York, New York 10055.

(5)	Mr. Abizaid is a Director of the Company.

(6)	Mr. Carbonari is a Director of the Company.

(7)	Mr. Daberko is a Director of the Company.

(8)	Ms. Deckard is a Director of the Company.

(9)	Mr. Fazzolari is a Director of the Company.

(10)	Mr. Gordon is an executive officer of the Company. His ownership is comprised of 116,321 shares of Common Stock which he owns directly and 28,165 shares of Common Stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of May 31, 2017.

(11)	Mr. Gross is a Director of the Company.

(12)	Ms. Kastner is an executive officer of the Company. Her ownership is comprised of 86,834 shares of Common Stock which she owns directly, 6,404 shares of Common Stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of May 31, 2017, and approximately 938 shares of Common Stock held by Wells Fargo Bank, N.A., as trustee of the RPM International Inc. 401(k) Plan, which represents Ms. Kastner’s approximate percentage ownership of the total shares of Common Stock held in the RPM International Inc. 401(k) Plan as of May 31, 2017.

(13)	Ms. Lagacy is a Director of the Company.

(14)	Mr. Livingston has been nominated by the Board of Directors to serve as a Director of the Company.

(15)	Mr. Moore is an executive officer of the Company. His ownership is comprised of 87,582 shares of Common Stock which he owns directly and 9,230 shares of Common Stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of May 31, 2017.

(16)	Mr. Morford is a Director of the Company.

(17)	Mr. Nance is a Director of the Company. Mr. Nance pledged 5,569 of his shares of Common Stock prior to the Company amending its insider trading policy in fiscal 2017 to prohibit such practice, with limited exceptions.

(18)	Mr. Rice is an executive officer of the Company. His ownership is comprised of 372,766 shares of Common Stock which he owns directly, 170,454 shares of Common Stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of May 31, 2017, and approximately 4,754 shares of Common Stock held by Wells Fargo Bank, N.A., as trustee of the RPM International Inc. 401(k) Plan, which represents Mr. Rice’s approximate percentage ownership of the total shares of Common Stock held in the RPM International Inc. 401(k) Plan as of May 31, 2017.

(19)	Mr. Sullivan is a Director and an executive officer of the Company. Mr. Sullivan’s ownership is comprised of 1,010,373 shares of Common Stock which he owns directly, 3,000 shares of Common Stock which he holds as custodian for his son, 464,456 shares of Common Stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of May 31, 2017, 12,405 shares of Common Stock which are held in a trust for the benefit of Mr. Sullivan’s sons, 15,000 shares of Common Stock held by a limited liability company of with Mr. Sullivan is one-fifth owner and a managing member, 9,630 shares of Common Stock held in a trust for the benefit of Mr. Sullivan, and approximately 4,385 shares of Common Stock held by Wells Fargo Bank, N.A., as trustee of the RPM International Inc. 401(k) Plan, which represents Mr. Sullivan’s approximate percentage ownership of the total shares of Common Stock held in the RPM International Inc. 401(k) Plan as of May 31, 2017. Ownership of the shares of Common Stock held as custodian for his sons and those held in trusts for the benefit of his sons is attributed to Mr. Sullivan pursuant to Commission rules.

(20)	Mr. Summers is a Director of the Company.

(21)	Dr. Thornton retired from the Board of Directors on July 18, 2017. Dr. Thornton received a portion of her Directors’ fees in the form of stock equivalent units in connection with the Company’s Deferred Compensation Program. As of May 31, 2017, Dr. Thornton had approximately 19,202 stock equivalent units in the Deferred Compensation Program, which stock equivalent units are excluded from the amount reported in the table pursuant to Commission guidance.

(22)	The number of shares of Common Stock shown as beneficially owned by the Directors, Director nominees and executive officers as a group on May 31, 2017 includes approximately 14,039 shares of Common Stock held by Wells Fargo Bank, N.A., as trustee of the RPM International Inc. 401(k) Plan, which represents the group’s approximate percentage ownership of the total shares of Common Stock held in the RPM International Inc. 401(k) Plan as of May 31, 2017.

9

PROPOSAL ONE

ELECTION OF DIRECTORS

The authorized number of Directors of the Company presently is fixed at eleven, with the Board of Directors divided into three Classes. Currently, each of Class I and Class II has four Directors, and Class III has three Directors. The term of office of one Class of Directors expires each year, and at each Annual Meeting of Stockholders the successors to the Directors of the Class whose term is expiring at that time are elected to hold office for a term of three years.

Robert A. Livingston, a nominee for election as Director at this year’s Annual Meeting, does not currently serve as a Director of the Company. In connection with Mr. Livingston’s election as Director, the authorized number of Directors of the Company will be fixed at twelve, and each of Class I, Class II and Class III of the Board of Directors will have four Directors.

The term of office of the persons elected as Directors in Class III at this year’s Annual Meeting will expire at the time of the Annual Meeting held in 2020. Each Director in Class III will serve until the expiration of that term or until his or her successor shall have been duly elected. In addition to Mr. Livingston, the Board of Directors’ nominees for election as Directors in Class III are Julie A. Lagacy, Frederick R. Nance and William B. Summers, Jr. Ms. Lagacy and Messrs. Nance and Summers currently serve as Directors in Class III.

The Proxy holders named in the accompanying Proxy or their substitutes will vote such Proxy at the Annual Meeting or any adjournment or postponement thereof for the election as Directors of the four nominees unless the stockholder instructs, by marking the appropriate space on the Proxy, that authority to vote is withheld. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying Proxy be voted for more than four nominees or for persons other than those named below and any such substitute nominee for any of them.

10

PROPOSAL ONE (CONTINUED)

NOMINEES FOR ELECTION

Julie A. Lagacy, age 50 – Director since 2017

Vice President of Global Information Services and Chief Information Officer, Caterpillar Inc. (NYSE: CAT). Caterpillar is a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives with 2016 sales and revenues of $38.5 billion. Ms. Lagacy joined Caterpillar in 1988, and served as Product and Commercial Manager from 1999 until 2004, Human Resources Manager from 2004 until 2006, Senior Business Resource Manager (Global Mining) from 2006 until 2012, and Chief Financial Officer (Global Mining) from 2012 until 2013. From 2013 until 2014, Ms. Lagacy served as Vice President (Financial Services Division), and became Vice President of Global Information Services and Chief Information Officer in 2014. She earned dual bachelor’s degrees in Management and Economics from Illinois State University, an M.B.A. degree from Bradley University, and is a Certified Management Accountant.

The Board of Directors has determined that Ms. Lagacy should serve as a Director because of her extensive executive management experience at Caterpillar. At Caterpillar, Ms. Lagacy deals with many of the major issues, such as financial, strategic, technology, cybersecurity, management development, acquisitions and capital allocation, that the Company deals with today. Also, with her extensive financial background, Ms. Lagacy is a financial expert for the Company’s Audit Committee.

Shares of Common Stock beneficially owned: 0	Nominee to Class III (term expiring in 2020)

Robert A. Livingston, age 63 – Nominee for Director

President and Chief Executive Officer, Dover Corporation, a $6.8 billion diversified manufacturer, since 2008. Previously, he held positions with Dover business units Dover Engineered Systems, Inc. (as President and Chief Executive Officer) from 2007 until 2008, and Dover Electronics, Inc. (as President and Chief Executive Officer) from 2004 until 2007. Mr. Livingston was previously the President of Vectron International, Inc., a Dover business unit, from 2001 until 2004, and the Executive Vice President (from 1998 until 2001) and Vice President, Finance and Chief Financial Officer (from 1987 until 1998) of Dover Technologies, Inc. Prior to its acquisition by Dover in 1983, Mr. Livingston was Vice President, Finance of K&L Microwave, and continued to serve in that capacity until 1984, when he became Vice President and General Manager of K&L Microwave until 1987. Mr. Livingston has been a director of Dover Corporation since 2008. Mr. Livingston received his B.S. degree in business administration from Salisbury University.

The Board of Directors has determined that Mr. Livingston should serve as a Director because of his extensive executive management experience, including his service as President and Chief Executive Officer of Dover. In that position, Mr. Livingston deals with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that the Company deals with today.

Shares of Common Stock beneficially owned: 0	Nominee to Class III (term expiring in 2020)

11

PROPOSAL ONE (CONTINUED)

Frederick R. Nance, age 63 – Director since 2007

Global Managing Partner of Squire Patton Boggs (US) LLP, Attorneys-at-law, Cleveland, Ohio, since January 2017, where Mr. Nance is responsible for 36 offices in 16 countries. He received his B.A. degree from Harvard University and his J.D. degree from the University of Michigan. Mr. Nance joined Squire Patton Boggs directly from law school, became partner in 1987, served as the Managing Partner of the firm’s Cleveland office from 2002 until 2007, and served as the firm’s Regional Managing Partner from 2007 until 2017. Mr. Nance also served two four-year terms on the firm’s worldwide, seven-person Management Committee. In addition to his duties at Squire Patton Boggs, where he heads the firm’s U.S. Sports and Entertainment practice representing clients including LeBron James, Mr. Nance serves on the boards of the Greater Cleveland Partnership and the Cleveland Clinic. In October 2015, Mr. Nance was inducted into the Northeast Ohio Business Hall of Fame.

The Board of Directors has determined that Mr. Nance should serve as a Director primarily due to his significant legal background and management experience. Mr. Nance’s background allows him to provide valuable insights to the Board of Directors, particularly in regard to corporate governance and risk issues that confront the Company. Mr. Nance also provides the Board of Directors a valuable perspective as a member of the boards of several prominent local non-profit organizations.

Shares of Common Stock beneficially owned: 16,921	Nominee to Class III (term expiring in 2020)

William B. Summers, Jr., age 67 – Director since 2004

Retired Chairman and Chief Executive Officer of McDonald Investments Inc., an investment banking and securities firm and a part of KeyBanc Capital Markets. Prior to his retirement, Mr. Summers served as Chairman of McDonald Investments Inc. from 2000 to 2006, and as its Chief Executive Officer from 1994 to 2000. From 1998 until 2000, Mr. Summers served as the Chairman of Key Capital Partners and an Executive Vice President of KeyCorp. Mr. Summers is a director of Integer Holdings Corporation (formerly Greatbatch, Inc.), and a member of the advisory board of Molded Fiber Glass Companies. From 2004 until May 2011, Mr. Summers was a director of Developers Diversified Realty Corporation. Mr. Summers was previously a member of the NASDAQ Stock Market board of directors, and served as its chairman for two years. Mr. Summers is a trustee of Baldwin Wallace University, and serves on the boards of the Cleveland Rock and Roll Hall of Fame and Museum, the United States Army War College Foundation, and the Cleveland Convention and Visitors Bureau.

The Board of Directors has determined that Mr. Summers should serve as a Director because of his extensive executive management experience, including over 15 years of experience as Chairman and Chief Executive Officer of McDonald Investments Inc., service on the boards of both the New York Stock Exchange and National Association of Securities Dealers, and his experience serving as a director of other private and public companies. His experience enables Mr. Summers to provide keen insight and diverse perspectives on several critical areas impacting the Company, including capital markets, financial and external reporting, long-term strategic planning and business modeling. With his extensive financial background, Mr. Summers serves as a financial expert for the Company’s Audit Committee. Mr. Summers also provides the Board of Directors a valuable perspective as a member of the boards of several prominent local non-profit organizations.

Shares of Common Stock beneficially owned: 36,906	Nominee to Class III (term expiring in 2020)

12

PROPOSAL ONE (CONTINUED)

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING

David A. Daberko, age 72 – Director since 2007

Retired Chairman of the Board and Chief Executive Officer, National City Corporation, now a part of PNC Financial Services Group, Inc. Mr. Daberko earned a bachelor’s degree from Denison University and a M.B.A. degree from the Weatherhead School of Management at Case Western Reserve University. He joined National City Bank in 1968. Mr. Daberko was elected Deputy Chairman of National City Corporation and President of National City Bank in Cleveland in 1987. He served as President and Chief Operating Officer of National City Corporation from 1993 until 1995. From 1995 until his retirement in 2007, Mr. Daberko served as Chairman and Chief Executive Officer of National City Corporation. Mr. Daberko is also a director of Marathon Petroleum Corporation and MPLX GP LLC, and was formerly a director of Williams Partners L.P.

The Board of Directors has determined that Mr. Daberko should serve as a Director because of his extensive executive management experience, including 12 years as Chairman and Chief Executive Officer of National City Corporation. In that position, Mr. Daberko dealt with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that the Company deals with today. His service on other boards of directors has given him exposure to different industries and approaches to governance and other key issues.

Shares of Common Stock beneficially owned: 25,812	Director in Class I (term expiring in 2019)

Thomas S. Gross, age 63 – Director since 2012

Retired Vice Chairman and Chief Operating Officer for the Electrical Sector of Eaton Corporation plc, a global diversified power management company. Mr. Gross joined Eaton in 2003 as Vice President, Eaton Business Systems, and from June 2004 to December 2009 served as President of Eaton’s power quality and controls business. From January 2009 until his retirement in August 2015, Mr. Gross served as Vice Chairman and Chief Operating Officer for Eaton’s Electrical Sector. Prior to joining Eaton, Mr. Gross held executive leadership positions with Danaher Corporation, Xycom Automation and Rockwell Automation. Mr. Gross is a director of WABCO Holdings Inc., a leading manufacturer of vehicle control systems, and is also a director of Celestica Inc., a leading manufacturer of electronic and mechanical parts and systems. Mr. Gross received his B.S. degree in electrical and computer engineering from the University of Wisconsin and his M.B.A. degree from the University of Michigan.

The Board of Directors has determined that Mr. Gross should serve as a Director because of his extensive executive management experience at Eaton Corporation plc. At Eaton, Mr. Gross dealt with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions and capital allocation, that the Company deals with today. Also, with his extensive financial background, Mr. Gross is a financial expert for the Company’s Audit Committee.

Shares of Common Stock beneficially owned: 11,966	Director in Class I (term expiring in 2019)

13

PROPOSAL ONE (CONTINUED)

Craig S. Morford, age 58 – Director since 2013

Chief Legal and Compliance Officer of Cardinal Health, Inc. Mr. Morford joined Cardinal Health in 2008 as Chief Compliance Officer, and became Chief Legal and Compliance Officer in 2009. Before joining Cardinal Health, Mr. Morford spent 20 years with the U.S. Department of Justice, which included an appointment by President George W. Bush as acting U.S. deputy attorney general. Mr. Morford is a member of The Association of General Counsel. He also serves on the audit and compliance committee of the board of trustees of The Ohio State University. Mr. Morford earned his bachelor degree in economics from Hope College, and a juris doctorate from Valparaiso University.

The Board of Directors has determined that Mr. Morford should serve as a Director primarily due to his significant experience in legal affairs, regulatory compliance, corporate governance, corporate ethics and enterprise risk management at Cardinal Health and his service with the U.S. Department of Justice. Mr. Morford’s background allows him to provide valuable insights to the Board of Directors, particularly in regard to corporate governance and risk issues that confront the Company. Mr. Morford also provides the Board of Directors a valuable perspective as a member of the boards of prominent non-profit organizations.

Shares of Common Stock beneficially owned: 9,087	Director in Class I (term expiring in 2019)

Frank C. Sullivan, age 56 – Director since 1995

Chairman and Chief Executive Officer, RPM International Inc. Mr. Sullivan entered the University of North Carolina as a Morehead Scholar and received his B.A. degree in 1983. From 1983 to 1987, Mr. Sullivan held various commercial lending and corporate finance positions at Harris Bank and First Union National Bank prior to joining RPM as Regional Sales Manager from 1987 to 1989 at RPM’s AGR Company joint venture. In 1989, he became RPM’s Director of Corporate Development. He became a Vice President in 1991, Chief Financial Officer in 1993, Executive Vice President in 1995, President in 1999, Chief Operating Officer in 2001, Chief Executive Officer in 2002, and was elected Chairman of the Board in 2008. Mr. Sullivan serves on the boards of The Timken Company, the American Coatings Association, the Cleveland Rock and Roll Hall of Fame and Museum, Greater Cleveland Partnership, the Ohio Business Roundtable, the Army War College Foundation, Inc., the Chamber of Commerce of the United States, the Cleveland School of Science and Medicine, and the Medina County Bluecoats.

The Board of Directors has determined that Mr. Sullivan should serve as a Director because of his role as the Company’s Chief Executive Officer, his intimate knowledge of the Company, and his experience serving as a director of other public companies and non-profit organizations. The Board of Directors believes that Mr. Sullivan’s extensive experience in and knowledge of the Company’s business gained as a result of his long-time service as a member of management is essential to the Board of Directors’ oversight of the Company and its business operations. The Board of Directors also believes that continuing participation by qualified members of the Sullivan family on the Board of Directors is an important part of the Company’s corporate culture that has contributed significantly to its long-term success.

Shares of Common Stock beneficially owned: 1,519,249	Director in Class I (term expiring in 2019)

14

PROPOSAL ONE (CONTINUED)

General John P. Abizaid, age 66 – Director since 2008

Senior Partner, JPA Partners LLC, a Nevada-based strategic and analytic consulting firm. Gen. Abizaid retired from the U.S. Army in 2007 after 34 years of service, during which he rose from an infantry platoon leader to become a four-star general and the longest-serving commander of U.S. Central Command. During his distinguished career, his command assignments ranged from infantry combat to delicate international negotiations. Gen. Abizaid graduated from the U.S. Military Academy with a bachelor of science degree in 1973. His civilian studies include an Olmsted Scholarship at the University of Jordan, Amman, and a master of arts degree in Middle Eastern studies at Harvard University. Gen. Abizaid is a highly decorated officer who has been awarded the Defense Distinguished Service Medal, the Army Distinguished Service Medal, Legion of Merit and the Bronze Star. He serves as a director of Virtu Financial, Inc.

The Board of Directors has determined that Gen. Abizaid should serve as a Director because of the extensive leadership and management experience he gained during his distinguished military career in which he ultimately became a four-star general in the U.S. Army. As commander of U.S. Central Command, Gen. Abizaid was responsible for military operations in 27 countries and commanded over 500,000 U.S. and allied air, naval and land forces for over three years. Furthermore, as director of strategic plans and policies for the United States Armed Forces Joint Staff, Gen. Abizaid led numerous delegations to foreign nations and conducted extensive negotiations on a number of sensitive subjects. His experience also enables him to assist the Company with leadership development and also provide a unique strategic perspective to the Company.

Shares of Common Stock beneficially owned: 25,164	Director in Class II (term expiring in 2018)

Bruce A. Carbonari, age 61 – Director since 2002

Retired Chairman and Chief Executive Officer, Fortune Brands, Inc., a diversified consumer products company. Prior to his retirement, Mr. Carbonari served as the Chairman and Chief Executive Officer of Fortune Brands from 2008 to 2011, and as its President and Chief Executive Officer from 2007 to 2008. Previously, he held positions with Fortune Brands business unit, Fortune Brands Home & Hardware LLC, as Chairman and Chief Executive Officer from 2005 until 2007 and as President and Chief Executive Officer from 2001 to 2005. Mr. Carbonari was the President and Chief Executive Officer of Fortune Brands Kitchen and Bath Group from 1998 to 2001, and was previously the President and Chief Executive Officer of Moen, Inc. from 1990 to 1998. Prior to joining Moen in 1990, Mr. Carbonari was Executive Vice President and Chief Financial Officer of Stanadyne, Inc., Moen’s parent company at that time. He began his career at PricewaterhouseCoopers prior to joining Stanadyne in 1981.

The Board of Directors has determined that Mr. Carbonari should serve as a Director because of his extensive executive management experience, including his service as Chairman and Chief Executive Officer of Fortune Brands, Inc. In that position, Mr. Carbonari dealt with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that the Company deals with today.

Shares of Common Stock beneficially owned: 32,152	Director in Class II (term expiring in 2018)

15

PROPOSAL ONE (CONTINUED)

Jenniffer D. Deckard, age 51 – Director since 2015

President and Chief Executive Officer of Fairmount Santrol Holdings Inc. Ms. Deckard has served as President, Chief Executive Officer and director of Fairmount Santrol since 2013. Previously, Ms. Deckard served as Fairmount Santrol’s President from January 2011 until May 2013, Vice President of Finance and Chief Financial Officer from 1999 until 2011, Corporate Controller from 1996 to 1999 and Accounting Manager from 1994 until 1996. Ms. Deckard serves on the boards of the Cleveland Foundation, Edwins Foundation, and the First Tee of Cleveland. She also serves on the Case Western Weatherhead School of Management’s Visiting Committee and the Board of Directors for the Fairmount Santrol Foundation. Ms. Deckard received a bachelor of science from the University of Tulsa and a M.B.A. degree from Case Western Reserve University.

The Board of Directors has determined that Ms. Deckard should serve as a Director because of her extensive executive management experience and financial expertise, including her service as President and Chief Executive Officer of Fairmount Santrol. In that position, Ms. Deckard deals with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that the Company deals with today. Ms. Deckard also provides the Board of Directors a valuable perspective as a member of the boards of several prominent local non-profit organizations.

Shares of Common Stock beneficially owned: 4,800	Director in Class II (term expiring in 2018)

Salvatore D. Fazzolari, age 65 – Director since 2013

Former Chairman, President and Chief Executive Officer of Harsco Corporation, a diversified global industrial company. Mr. Fazzolari served as Chairman and Chief Executive Officer of Harsco Corporation from 2008 until February 2012, in addition to serving as its President from 2010 until February 2012. During the course of his over 30 years of service to Harsco Corporation, Mr. Fazzolari held various other positions, including President (2006 – 2007), Chief Financial Officer (1998 – 2007) and Treasurer and Corporate Controller. Mr. Fazzolari is a certified public accountant (inactive) and a certified information systems auditor (inactive). He serves on the board of directors of OrangeHook, Inc., Gannett Fleming Affiliates, Inc. and Bollman Hat Company. He is also an advisory board member of Current Capital LLC, and is a member of the senior advisory council of AEA Investors LP, a private equity firm. He earned his bachelor of business administration degree in accounting from Pennsylvania State University.

The Board of Directors has determined that Mr. Fazzolari should serve as a Director because of his extensive executive management experience, including his service as Chairman, President and Chief Executive Officer of Harsco Corporation. In that position, Mr. Fazzolari dealt with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that the Company deals with today. Also, Mr. Fazzolari has extensive global experience, and because of his considerable financial background, he is a financial expert for the Company’s Audit Committee and serves as its chairman.

Shares of Common Stock beneficially owned: 10,098	Director in Class II (term expiring in 2018)

16

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The Executive Committee has the power and authority of the Board of Directors in the interim period between Board meetings. The functions of each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee are governed by charters that have been adopted by the Board of Directors. The Board of Directors also has adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its responsibilities, and a code of business conduct and ethics (“The Values & Expectations of 168”) that applies to the Company’s Directors, officers, and employees.

The charters of the Audit Committee, Compensation Committee and Governance and Nominating Committee and the Corporate Governance Guidelines and The Values & Expectations of 168 are available on the Company’s website at www.rpminc.com and in print to any stockholder who requests a copy. Requests for copies should be directed to Manager of Investor Relations, RPM International Inc., P.O. Box 777, Medina, Ohio 44258. The Company intends to disclose any amendments to The Values & Expectations of 168, and any waiver of The Values & Expectations of 168 granted to any Director or executive officer of the Company, on the Company’s website. As of the date of this Proxy Statement, there have been no such waivers.

Board Independence

The Company’s Corporate Governance Guidelines and the New York Stock Exchange (the “NYSE”) listing standards provide that at least a majority of the members of the Board of Directors must be independent, i.e., free of any material relationship with the Company, other than his or her relationship as a Director or Board Committee member. A Director is not independent if he or she fails to satisfy the standards for independence under the NYSE listing standards, the rules of the Commission, and any other applicable laws, rules and regulations. The Board of Directors adopted categorical standards (the “Categorical Standards”) to assist it in making independence determinations. The Categorical Standards specify the criteria by which the independence of the Directors will be determined and meet or exceed the independence requirements set forth in the NYSE listing standards and the rules of the Commission. The Categorical Standards are available on the Company’s website at www.rpminc.com.

During the Board of Directors’ annual review of director independence, the Board of Directors considers transactions, relationships and arrangements between each Director or an immediate family member of the Director and RPM. The

Board of Directors also considers transactions, relationships and arrangements between each Director or an immediate family member of the Director and RPM’s senior management.

In July 2017, the Board of Directors performed its annual director independence review for fiscal 2017. As a result of this review, the Board of Directors determined that 10 out of 11 current Directors are independent, and that all members of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee are independent. The Board of Directors determined that Ms. Deckard, Ms. Lagacy, and Messrs. Abizaid, Carbonari, Daberko, Fazzolari, Gross, Morford, Nance and Summers meet the Categorical Standards and are independent and, in addition, satisfy the independence requirements of the NYSE. The Board of Directors has also determined that Mr. Livingston, who has been nominated by the Board of Directors to stand for election at the Annual Meeting, will be an independent Director. Mr. Sullivan is not considered to be independent because of his position as Chairman and Chief Executive Officer of RPM.

In determining the independence of Ms. Deckard, the Board of Directors considered that she is the President and Chief Executive Officer of Fairmount Santrol, a provider of high-performance sand and sand-based products used in various industries, including oil and gas exploration, foundry and building products, from which the Company has purchased products from time to time in the ordinary course of the Company’s business. For the Company’s fiscal year ended May 31, 2017, the Company purchased approximately $1.8 million of products and services of a transactional nature from Fairmount Santrol, representing less than 0.34% of Fairmount Santrol’s $535 million in net sales on an annual basis. The Board of Directors does not believe that this relationship impairs Ms. Deckard’s independence.

As part of this review, the Board of Directors also considered common private and charitable board memberships among our executive officers and Directors, including Ms. Deckard,

and Messrs. Nance and Summers. The Board of Directors does not believe that any of these common board memberships impairs the independence of the Directors.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditor, and prepares the report of the Audit Committee. The specific functions and responsibilities of the Audit Committee are set

17

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS (CONTINUED)

forth in the Audit Committee Charter which is available on the Company’s website.

The Board of Directors has determined that each member of the Audit Committee is financially literate and satisfies the current independence standards of the NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has also determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K. Each of Ms. Lagacy and Messrs. Fazzolari, Gross and Summers also satisfies the NYSE accounting and financial management expertise requirements. Upon her appointment to the Board of Directors on July 18, 2017, Ms. Lagacy was appointed to serve on the Audit Committee, and Mr. Carbonari stepped down from the Audit Committee as of that date.

Compensation Committee

The Compensation Committee assists the Board of Directors in discharging its oversight responsibilities relating to, among other things, executive compensation, equity and incentive compensation plans, management succession planning and producing the Compensation Committee Report. The Compensation Committee administers the Company’s Incentive Compensation Plan, Restricted Stock Plan, Restricted Stock Plan for Directors, and 2014 Omnibus Plan. The Compensation Committee reviews and determines the salary and bonus compensation of the Chief Executive Officer, as well as reviews and recommends to the Board of Directors for its approval the compensation of the other executive officers of the Company. The Compensation Committee may delegate its authority to a subcommittee or subcommittees. Each member of the Compensation Committee is independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Our Chief Executive Officer and our President and Chief Operating Officer, together with the Compensation Committee, review assessments of executive compensation practices at least annually against our defined comparative framework. Our Chief Executive Officer and our President and Chief Operating Officer make recommendations to the Compensation Committee with the intent of keeping our executive officer pay practices aligned with our intended pay philosophy. The Compensation Committee must approve any recommended changes before they can be made. The Compensation Committee has the sole authority to retain and terminate any compensation and benefits consultant, independent legal counsel or other adviser, to assess the independence of such compensation and benefits consultant, independent legal counsel or other adviser and any potential conflicts of interest prior to engagement, and to approve the related fees and other retention terms of such compensation and benefits consultant, independent legal counsel or other adviser.

Before selecting any compensation and benefits consultant, independent legal counsel or other adviser, the Compensation Committee takes into account all factors relevant to that adviser’s independence from management, including the following six factors:

•	the provision of other services to the Company by the adviser’s employer;

•	the amount of fees received from the Company by the adviser’s employer, as a percentage of total revenues of the employer;

•	the policies and procedures of the adviser’s employer that are designed to prevent conflicts of interest;

•	any business or personal relationship of the adviser with a member of the Compensation Committee;

•	any Common Stock of the Company owned by the adviser; and

•	any business or personal relationship of the adviser or the adviser’s employer with an executive officer of the Company.

Governance and Nominating Committee

The Governance and Nominating Committee reports to the Board of Directors on all matters relating to corporate governance of the Company, including the development and recommendation to the Board of Directors of a set of corporate governance principles applicable to the Company, selection, qualification and nomination of the members of the Board of Directors and nominees to the Board of Directors, and administration of the Board’s evaluation process. Each of the members of the Governance and Nominating Committee is independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

In identifying and considering possible candidates for election as a Director, the Governance and Nominating Committee, after consultation with the Board and the Chief Executive Officer, will consider all relevant factors and will be guided by the following principles: (1) each Director should be an individual of the highest character and integrity; (2) each Director shall have demonstrated exceptional ability and judgment and should have substantial experience which is of particular relevance to the Company; (3) each Director should have sufficient time available to devote to the affairs of the

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INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS (CONTINUED)

Company; and (4) each Director should represent the best interests of the stockholders as a whole rather than special interest groups. This evaluation is performed in light of the Governance and Nominating Committee’s views as to the needs of the Board of Directors and the Company as well as what skill set and other characteristics would most complement those of the current Directors.

The Governance and Nominating Committee and the Board of Directors consider a diverse group of experiences, characteristics, attributes, and skills, including diversity in gender, ethnicity, race, cultural background, and age, in determining whether an individual is qualified to serve as a Director of the Company. While the Board of Directors does not maintain a formal policy regarding diversity, pursuant to its Charter the Governance and Nominating Committee does consider the diversity of the Board of Directors when considering Director nominees for recommendation to the Board of Directors. The Governance and Nominating Committee and the Board of Directors also consider the composition of the Board of Directors as a whole in evaluating whether a particular individual should serve on the Board of Directors, as the Board of Directors seeks to comprise itself of members which, collectively, possess a range of relevant skills, experience, and expertise.

During fiscal 2017, the Governance and Nominating Committee retained a third-party search firm to locate and identify potential Director candidates who may meet the needs of the Board of Directors. The third-party search firm identified and recommended Ms. Lagacy and Mr. Livingston to the Governance and Nominating Committee, and worked with the Board of Directors in reviewing their candidacies.

The Governance and Nominating Committee will consider potential candidates recommended by stockholders, current Directors, Company officers, employees and others. The Governance and Nominating Committee will use the above enumerated factors to consider potential candidates regardless of the source of the recommendation. Stockholder recommendations for director nominations may be submitted to the Secretary of the Company at P.O. Box 777, Medina, Ohio 44258, and they will be forwarded to the Governance and Nominating Committee for consideration, provided such recommendations are accompanied by sufficient information to permit the Governance and Nominating Committee to evaluate the qualifications and experience of the potential candidates. Recommendations should include, at a minimum, the following:

•	the name, age, business address and residence address of the proposed nominee;
•	the principal occupation or employment of the proposed nominee;

•	the number of shares of Common Stock which are beneficially owned by such candidate;

•	a description of all arrangements or understandings between the stockholder(s) making such nomination and each candidate and any other person or persons (naming such person or persons) pursuant to which nominations are to be made by the stockholder;

•	detailed biographical data and qualifications and information regarding any relationships between the candidate and the Company within the past three years;

•	any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•	any other information the stockholder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee(s) to being named as a nominee and to serve as a director if elected;

•	a written agreement of the proposed nominee(s) to comply with the provisions of the Company’s majority voting policy;

•	the name and record address of the stockholder who is submitting the notice; and

•	the number of shares of Common Stock which are owned of record or beneficially by the stockholder who is submitting the notice and the date such shares were acquired by the stockholder and if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity.

Stockholders who desire to nominate a proposed nominee for Director at an Annual Meeting must also comply with the requirements set forth in the By-Laws concerning such nominations.

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INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS (CONTINUED)

Committee Membership

Set forth below is the current membership of each of the Committees, with the number of meetings held during the fiscal year ended May 31, 2017 in parentheses:

Executive Committee(0)	Audit Committee(6)	Compensation Committee(3)	Governance and Nominating Committee(3)
Frank C. Sullivan	Salvatore D. Fazzolari	David A. Daberko	Bruce A. Carbonari
(Chairman)	(Chairman)	(Chairman)	(Chairman)
Bruce A. Carbonari	Thomas S. Gross	John P. Abizaid	Jenniffer D. Deckard
David A. Daberko	Julie A. Lagacy	Thomas S. Gross	Craig S. Morford
Salvatore D. Fazzolari	William B. Summers, Jr.		Frederick R. Nance

Board Meetings

The Board of Directors held four meetings during the fiscal year ended May 31, 2017. No Director, during the fiscal year ended May 31, 2017, attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period that the Director served and (ii) the total number of meetings held by Committees of the Board of Directors on which the Director served, during the period that the Director served.

Independent Directors Meetings

Each of the Directors, other than Mr. Sullivan, is a non-management Director. Each of the non-management Directors was independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines during fiscal 2017. The Company’s independent Directors generally meet in executive sessions each year in January, April and July. Bruce A. Carbonari currently serves as Lead Director, and served as the Lead Director for the January, April and July meetings of the Company’s independent Directors in 2017. The Company’s Corporate Governance Guidelines define such Lead Director’s role and responsibilities.

Structure of the Board of Directors

The By-Laws provide that one person may hold the position of Chairman of the Board of Directors and Chief Executive Officer. The Chief Executive Officer of the Company currently serves as the Chairman of the Board of Directors. The Board of Directors believes that the Chief Executive Officer is best situated to serve as Chairman because he is one of the Directors most familiar with the Company’s business and industry. The Board of Directors believes that combining the roles of Chief Executive Officer and Chairman of the Board of Directors provides an efficient and effective leadership model for the Company by fostering clear accountability, effective decision-making, and alignment of corporate strategy. The independent Directors bring experience, oversight, and expertise from outside the Company and its industry, while the

Chief Executive Officer brings Company and industry-specific experience and expertise. One of the key responsibilities of the Board of Directors is to develop strategic direction and hold management accountable for the execution of management’s strategy once it is developed.

The Corporate Governance Guidelines provide for a Lead Director, and define such Lead Director’s role and responsibilities. The Lead Director:

•	presides at all executive sessions of the independent Directors or other meetings at which the Chairman of the Board is not present;

•	is authorized to call meetings of the independent Directors;

•	works with the Chairman of the Board to call Board meetings;

•	serves as a liaison between the Chairman of the Board and the independent Directors as required (each Director is free, however, to communicate directly with the Chairman of the Board);

•	works with the Chairman of the Board to set and approve the Board schedule and agenda to assure sufficient time for discussion of all agenda items;

•	approves the materials to be provided to the Board;

•	consults with other Directors and facilitates communication between the Board and the Chief Executive Officer;

•	serves as focal point for stockholder communications and requests for consultation addressed to the independent Directors;

•	has the ability to retain outside professionals on behalf of the Board as the Board may determine is necessary or appropriate; and

•	performs such other functions either specified in the Corporate Governance Guidelines or assigned from time to time by the Board.

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INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS (CONTINUED)

The Board of Directors believes the combined role of Chief Executive Officer and Chairman of the Board of Directors, together with independent Directors having the duties described above, is in the best interests of stockholders because it strikes an appropriate balance for the Company. With the Chief Executive Officer also serving as Chairman of the Board of Directors, there is unified leadership and a focus on strategic development and execution, while the independent Directors help assure independent oversight of management.

Role in Risk Oversight

Risk is inherent in any business and the Company’s management is responsible for the day-to-day management of risks that the Company faces. The Board of Directors, on the other hand, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to evaluate the risk management process to ensure its adequacy and that it is implemented properly by management.

The Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. Senior management, which includes the Chief Compliance Officer, attends quarterly meetings of the Board of Directors, as well as certain committee meetings, in order to address any questions or concerns raised by the Board of Directors on risk management and any other matters. Each quarter, the Board of Directors receives presentations from senior management on business operations, financial results, and strategic issues. In addition, senior management holds an annual strategic planning retreat attended by members of the Board of Directors, as well as periodic strategic planning sessions, to discuss strategies, key challenges, and risks and opportunities for the Company. Senior management then reviews the results of each strategic planning session with the Board of Directors. Finally, each year senior management reviews with the Board of Directors an assessment of the key risks the Company faces and then prioritizes them in a consolidated enterprise risk map.

The Board Committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements. Risk assessment reports are regularly provided by management and the Company’s internal auditors to the Audit Committee. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company’s compensation policies and programs, including overseeing the Company’s compensation-related risk assessment described further below in this Proxy Statement. The Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with the organization of the Board of Directors and its membership and structure, succession planning for Directors and executive officers, and corporate governance, including the annual monitoring of corporate governance issues, administering regular self-evaluations of the Board and its committees, and reviewing potential conflicts of interest.

All of these Board Committees report back to the full Board of Directors at meetings of the Board of Directors as to the Board Committees’ activities and matters discussed and reviewed at the Board Committees’ meetings. In addition, the Board of Directors is encouraged to participate in external Director education courses to keep apprised of current issues, including areas of risk.

Succession Planning

The Company actively engages in succession planning in order to assure that it has sufficient depth and breadth of executive talent. While effective succession planning is a fluid process, there are certain annual processes in which the Company engages to determine appropriate candidates and leadership potential. Information is gathered and analyzed to assess the staffing of the Company’s key positions to identify and develop employees for such positions. To further this process, an offsite leadership development program is conducted each year for purposes of recognizing the Company’s emerging leaders and uniting them in a three-day formal program with peers and representatives from the Board of Directors. In addition, after completing this leadership development program, certain employees are selected to work with a top-ranked global provider of executive education to enhance senior level personal leadership development and leadership team strategy development.

Communications with the Board of Directors

Stockholders and other persons may communicate with the non-management Directors as a group or any chair of a Board Committee. Such communications may be confidential or anonymous, if so designated, and may be submitted in writing to Board of Directors Communications c/o General Counsel, RPM International Inc., P.O. Box 777, Medina, Ohio 44258 or by email to directors@rpminc.com. Unless specifically directed to one of the Committee chairs, communications will be forwarded to the Lead Director for the next scheduled meeting of independent Directors.

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INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS (CONTINUED)

All communications received in accordance with these procedures will be reviewed initially by the Company’s General Counsel, who will relay all such communications (or a summary thereof) to the appropriate Director or Directors unless he determines that such communication:

•	does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its Committees; or

•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors.

In the alternative to the procedures outlined above, any stockholder or interested party may report any suspected accounting or financial misconduct confidentially through our compliance hotline. Information regarding our compliance hotline is available on our website, www.rpminc.com.

Attendance at Annual Meetings of Stockholders

It is a policy of the Board of Directors that all its members attend the Annual Meeting absent exceptional cause. All of the Directors who were at that time members of the Board of Directors were present at the October 2016 Annual Meeting.

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PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, contains a provision that is commonly known as “Say-on-Pay.” Say-on-Pay gives our stockholders an opportunity to vote on an advisory, non-binding basis to approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Commission rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this Proxy Statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that RPM International Inc.’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

We are focused on delivering operating results with the ultimate goal of creating and maximizing value for our stockholders on a long-term basis. Our compensation programs and practices have been designed to drive those results, and they have served our Company well. For fiscal 2017, 20% of the amounts of the principal compensation components for our named executive officers in the aggregate was variable and tied to our performance. Our compensation programs and practices have been integral to our success in attracting and retaining an experienced and effective management team.

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PROPOSAL TWO (CONTINUED)

Consistent with our focus on delivering sustained long-term operating results, over the past 10 years our sales grew at a compound annual growth rate of 4.0%. Our stockholders have been rewarded for this performance over this 10-year period, enjoying a compound annual growth rate in cumulative total return, including the reinvestment of dividends, of 12.8%, compared to the compound annual growth rate in cumulative total return for the S&P 500 of 6.9%. In addition, 2017 marked our 43rd consecutive year of increased dividends. The following table shows the cumulative total stockholder return, including the reinvestment of dividends, of shares of our Common Stock compared to the S&P 500, our current peer group and our prior peer group over the past 10 years.

COMPARISON OF 10 YEAR CUMULATIVE TOTAL RETURN*

Among RPM International Inc., the S&P 500 Index,

Prior Peer Group and Current Peer Group

*	$100 invested on 5/31/07 in stock or index, including reinvestment of dividends. Fiscal year ending May 31.

**	Prior peer group of seven companies included Akzo Nobel N.V., Ferro Corporation, GCP Applied Technologies Inc., H.B. Fuller Company, Masco Corporation, PPG Industries, Inc. and The Sherwin-Williams Company.

***	Current peer group of eight companies includes Akzo Nobel N.V., Axalta Coating Systems Ltd., Ferro Corporation, GCP Applied Technologies Inc., H.B. Fuller Company, Masco Corporation, PPG Industries, Inc. and The Sherwin-Williams Company.

Copyright© 2017 Standard & Poor’s, a division of S&P Global. All rights reserved.

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PROPOSAL TWO (CONTINUED)

This advisory vote on executive compensation is not binding on us. However, the Board of Directors and the Compensation Committee highly value the opinions of our stockholders. To the extent there is a significant vote against this proposal, we will seek to determine the reasons for our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future executive compensation decisions.

Proposal Two will be decided by the vote of the holders of a majority of the shares entitled to vote thereon present in person or by proxy at the Annual Meeting. In voting for Proposal Two, votes may be cast in favor, against or abstained. Abstentions will count as present and will have the effect of a vote against Proposal Two. Broker non-votes, however, are not counted as present for purposes of determining whether Proposal Two has been approved, and will have no effect on the outcome of Proposal Two.

Our Board of Directors unanimously recommends a vote FOR Proposal Two relating to the advisory vote on executive compensation.

25

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also contains a provision enabling our stockholders to indicate how frequently we should have a “Say on Pay” vote. This “frequency” vote is required to be held at least once every six years. We last held a frequency vote at our Annual Meeting of Stockholders in 2011. At that meeting, our stockholders voted in favor of holding annual advisory votes on the compensation of the named executive officers, and we have held annual votes each year since 2011.

After careful consideration, the Board of Directors believes we should continue to hold annual advisory votes on the compensation of the named executive officers. In reaching its recommendation, the Board of Directors believes that an annual vote will continue to allow our stockholders to provide us with timely input on our executive compensation philosophy, policies and programs.

Although this vote is advisory and not binding, the Board of Directors and the Company highly value the opinions of our stockholders, and will consider the outcome of this vote when determining the frequency of future “Say on Pay” votes.

The option of every three, two, or one years that receives the most votes cast by stockholders will be considered the advisory vote of the stockholders.

Our Board of Directors unanimously recommends you vote for “EVERY YEAR” on Proposal 3 relating to the frequency of future advisory votes on executive compensation.

26

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In this section, we describe the material components of our executive compensation program for our named executive officers whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement:

•	Frank C. Sullivan, our Chairman and Chief Executive Officer;

•	Ronald A. Rice, our President and Chief Operating Officer;

•	Russell L. Gordon, our Vice President and Chief Financial Officer;

•	Edward W. Moore, our Senior Vice President, General Counsel and Chief Compliance Officer; and

•	Janeen B. Kastner, our Vice President – Corporate Benefits and Risk Management.

We also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we explain how and why the Compensation Committee arrives at specific compensation policies and decisions involving the named executive officers.

Our Business

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. The Company’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. The Company’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. The Company’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI.

For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the Commission on July 24, 2017.

Fiscal 2017 Business Highlights

The Company’s consolidated net sales, net income, and diluted earnings per share for the fiscal year ended May 31, 2017 were as follows:

•	Consolidated net sales increased 3.0% to a record $4.96 billion in fiscal 2017 from $4.81 billion in fiscal 2016;

•	Net income decreased 48.7% to $181.8 million in fiscal 2017 from $354.7 million in fiscal 2016 (adjusted net income* decreased 3.5% to $333.4 million in fiscal 2017 from $345.5 million in fiscal 2016); and

•	Diluted earnings per share decreased 48.3% to $1.36 in fiscal 2017 from $2.63 in fiscal 2016 (adjusted earnings per share* decreased 3.9% to $2.47 in fiscal 2017 from $2.57 in fiscal 2016).

*	Fiscal 2016 adjusted net income of $345.5 million and adjusted earnings per share of $2.57 exclude the reversal of contingent obligations for earnout targets that were not met at our Kirker reporting unit for $14.5 million ($9.2 million after-tax), with a $0.06 impact on diluted earnings per share. Fiscal 2017 adjusted net income of $333.4 million and adjusted earnings per share of $2.47 exclude (i) a charge of $12.3 million related to the Flowcrete decision to exit the Middle East with a $0.09 impact on diluted earnings per share; (ii) a pretax charge of $188.3 million ($129.0 million after-tax) of goodwill and intangible asset impairment losses related to our Kirker reporting unit with a $0.94 impact on diluted earnings per share; and (iii) the pretax impact of $15.0 million ($10.2 million after-tax) for severance charges incurred during the fourth quarter of fiscal 2017 pursuant to a plan to reduce future SG&A expense with a $0.08 impact on diluted earnings per share. See our Annual Report to Stockholders, which can be found on our website at www.rpminc.com, for more information about these adjustments. The Compensation Committee considered our fiscal 2017 operating results, including our adjusted net income and our adjusted earnings per share, in connection with its compensation decisions.

In fiscal 2017, we continued to benefit from effective capital management, which remains a significant priority. Maintaining robust capital and liquidity positions provides us with a protective cushion during difficult periods, as well as the ability to pursue new opportunities.

Fiscal 2017 Executive Compensation Highlights

For fiscal 2017, the Compensation Committee:

•	Did not increase the base salaries of Messrs. Sullivan, Rice, Gordon and Moore, and increased the base salary of Ms. Kastner by 1.6%;

•	Awarded stock appreciation rights consistent with fiscal 2016 awards, but did not award Performance Earned Restricted Stock (PERS) grants; and

•	Decreased cash awards under the Incentive Plan for fiscal 2017 compared to fiscal 2016 by $320,000 for Mr. Sullivan; by $240,000 for Mr. Rice; by $100,000 for Mr. Gordon; by $75,000 for Mr. Moore; and by $20,000 for Ms. Kastner.

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EXECUTIVE COMPENSATION (CONTINUED)

As a result, total fiscal 2017 compensation, as set forth in the Summary Compensation Table, decreased compared to total fiscal 2016 compensation for all of our named executive officers.

Fiscal 2017 Corporate Governance Highlights

We place a high priority on maintaining good governance standards, including the oversight of our executive compensation policies and practices. The following policies and practices were in effect during fiscal 2017:

•	The leadership structure of our Board consists of a Chairman (who is also our Chief Executive Officer), a Lead Director (who leads the meetings of our independent Directors held in January, April and July of each year), and strong Board committee chairs.

•	We maintain a majority voting policy for the election of Directors in uncontested elections, and require an offer to resign by any incumbent Director who does not receive more votes “for” election than “withheld.”

•	The Compensation Committee is composed solely of independent Directors who have established methods to communicate with stockholders regarding their executive compensation ideas and concerns.

•	The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation-related risk profile, to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•	We maintain stock ownership guidelines for our executive officers and Directors, each of whom either satisfied the applicable ownership guidelines as of May 31, 2017 or is within the grace period for achieving such ownership thresholds.

•	Our insider trading policy prohibits short sales, pledging, and hedging transactions of shares of our Common Stock by Directors, officers and employees.

•	Performance-based compensation arrangements that use a variety of performance measures, including performance-based equity awards.

•	We maintain a clawback of executive compensation policy, which applies to the Company’s executive officers.

•	Our 2014 Omnibus Plan prohibits the repricing of stock options or stock appreciation rights without stockholder approval.

•	Our 2014 Omnibus Plan provides double-trigger vesting provisions for long-term equity awards.

Consideration of Last Year’s “Say on Pay” Vote

Following our Annual Meeting of Stockholders in October 2016, the Compensation Committee reviewed the results of the stockholder advisory vote on executive compensation that was held at the meeting with respect to the fiscal 2016 compensation actions and decisions for Mr. Sullivan and the other named executive officers. Ninety-seven percent (97%) of the votes cast on the “say-on-pay” proposal last year were voted in support of the compensation of our named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narratives in last year’s Proxy Statement. The Compensation Committee will continue to consider results from future stockholder advisory votes, as well as input from its stockholders, in its ongoing evaluation of the Company’s executive compensation programs and practices.

Opportunity for Stockholder Feedback

The Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation program. Stockholders are invited to express their views to the Compensation Committee as described under the heading “Communications with the Board of Directors” in this Proxy Statement. In addition, the advisory vote on the compensation of the named executive officers provides stockholders with an opportunity to communicate their views on our executive compensation program.

You should read this Compensation Discussion and Analysis in conjunction with the advisory votes that we are conducting on the compensation of the named executive officers (see “Proposal Two – Advisory Vote on Executive Compensation” and “Proposal Three – Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation”). This Compensation Discussion and Analysis, as well as the accompanying compensation tables, contains information that is relevant to your voting decisions.

Overview

RPM’s compensation programs are designed to support our founder’s philosophy:

•	Hire the best people you can find.

•	Create an atmosphere that will keep them.

•	Then let them do their jobs.

Our general compensation philosophy is performance-based in that our executive officers should be well compensated for achieving strong operating and financial results that contribute to enhanced stockholder value. We engage in a rigorous process intended to provide our executive officers a fair level

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EXECUTIVE COMPENSATION (CONTINUED)

of compensation that reflects RPM’s operating and financial results, the relative skills and experience of the individuals involved, peer group compensation levels and other similar benchmarks.

The Compensation Committee has designed compensation policies and programs for our executive officers which are intended to compensate the executive officers at about the market median for a relevant group of similarly-sized companies and competitors within RPM’s industry, with the potential for higher than average compensation when our performance levels exceed our annual business plan. Our primary compensation goals are to retain key leaders, reward good past performance, incentivize strong future performance and align executives’ long-term interests with those of our stockholders.

Role of the Compensation Committee

The Compensation Committee Charter provides for the Compensation Committee to oversee RPM’s compensation programs and, in consultation with the Chief Executive Officer and the President and Chief Operating Officer, develop and recommend to the Board of Directors an appropriate compensation and benefits philosophy and strategy for RPM. The Compensation Committee consists of three independent Directors who are appointed to the Compensation Committee by, and report to, the entire Board of Directors. Each member of the Compensation Committee qualifies as a “non-employee director” within the definition of Rule 16b-3 under the Exchange Act, as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, and as an “independent” director under the rules of the NYSE. The

Compensation Committee Charter is available on our website at www.rpminc.com.

Role of Executives in Determining Compensation

Our Chief Executive Officer and our President and Chief Operating Officer, together with the Compensation Committee, review assessments of executive compensation practices at least annually against our defined comparative framework. These assessments involve the gathering of compensation data, such as base salary, cash incentive and equity awards for similarly situated officers at companies in the diversified chemicals and specialty chemicals industries which fall within a reasonable size range (in terms of sales) and operate businesses similar to that of the Company. See “Comparative Framework” for more information about this review. With this information in hand, and as stated under the heading “Overview,” our Chief Executive Officer and our President and Chief Operating Officer recommend to the Compensation Committee levels of compensation for themselves and for the other named executive officers that are “at about the market median for a relevant group of similarly-sized companies and competitors within RPM’s industry” and aligned with our intended pay philosophy. After receiving the recommendations of our Chief Executive Officer and our President and Chief Operating Officer, the Compensation Committee meets without our Chief Executive Officer and our President and Chief Operating Officer present to consider their recommendations. The Compensation Committee must approve any recommended changes before they can be made.

Comparative Framework

We periodically evaluate the competitiveness of our executive compensation programs. In 2016, the Compensation Committee retained the professional compensation consulting firm of Willis Towers Watson to conduct a compensation benchmark study. Willis Towers Watson reviewed and evaluated our compensation packages for our key officers in light of the levels of compensation being offered by companies in the specialty chemicals industry and other related industries which fall within a reasonable size range (in terms of revenues) and operate businesses similar to that of the Company. The compensation peer group companies included in Willis Towers Watson’s compensation benchmark study were:

A. Schulman, Inc.	Albemarle Corporation	Eastman Chemical Company	Ecolab Inc.	Ferro Corporation
FMC Corporation	PolyOne Corporation	PPG Industries Inc.	The Sherwin-Williams Company	The Valspar Corporation

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EXECUTIVE COMPENSATION (CONTINUED)

Willis Towers Watson reviewed both published survey data from the 2015 Willis Towers Watson CDB General Industry Executive Compensation Survey Report and compensation peer group proxy statement data to determine competitive pay levels for the executives for the following elements of compensation: base salary, actual total cash compensation (the sum of salary and actual bonuses received), long-term incentives, and actual total direct compensation (the sum of base salary, actual annual bonuses and long-term incentives). Based on its analysis and findings, Willis Towers Watson concluded that our Chief Executive Officer’s actual total direct compensation was competitive with the market median, and that his compensation was weighted more toward long-term incentives than is typical in the market. Overall, Willis Towers Watson concluded that our named executive officers’ salaries and total cash compensation are generally at or below the market median, and that their long-term incentives and total direct compensation are generally at or above the market median.

Specifically with regard to our Chief Executive Officer, Willis Towers Watson found that compared to similarly sized general industry companies, his base salary was 7% below the market median, and that his actual total cash compensation was 21% below the market median. Long-term incentives for our Chief Executive Officer were 41% above the market median. Overall, our Chief Executive Officer’s actual total direct compensation was 18% above the market median. Willis Towers Watson considers long-term incentives and actual total direct compensation to be competitive with the market if such amounts are within 20% of the market median.

Elements of Compensation

Our named executive officer compensation program for fiscal 2017 included three main elements:

•	Base salary;

•	Annual cash incentive compensation; and

•	Performance-based equity incentives, including restricted stock and stock appreciation rights.

Pay Mix

We use these particular elements of compensation because we believe that they provide a balanced mix of fixed compensation and at-risk compensation that produces short-term and long-term performance incentives and rewards. With this balanced portfolio, we provide the executive with a competitive base salary while motivating the executive to focus on the business metrics that will produce a high level of performance for the Company and provide the executive with additional compensation through short- and long-term incentives.

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EXECUTIVE COMPENSATION (CONTINUED)

The mix of compensation for our named executive officers is weighted toward at-risk pay (consisting of cash and equity compensation). Maintaining this pay mix is intended to result in a pay-for-performance orientation, which aligns to our compensation philosophy of paying total direct compensation that is competitive with peer group levels based on relative company performance.

Elements of Our Named Executive Officer Compensation Program

Compensation Component	Key Characteristics	Purpose
Base Salary	Fixed compensation, reviewed and adjusted annually if and when appropriate	Compensate named executive officers fairly for the responsibility level of the position held
Annual Cash Incentive Compensation	Variable, performance-based compensation, awarded under the Incentive Compensation Plan	Motivate and reward named executive officers for achieving annual business objectives based on Company performance and individual achievements
Equity Compensation — Performance Earned Restricted Stock (PERS)	Variable, performance-based compensation, awarded under the 2014 Omnibus Plan	Motivate and reward named executive officers for achieving long-term business objectives; the threshold and maximum number of and performance goals for the award of PERS for a given fiscal year are set in July of that year; PERS are single- year performance awards
Equity Compensation — Performance Contingent Restricted Stock (PCRS)	Variable, performance-based compensation, awarded under the 2014 Omnibus Plan	Motivate and reward named executive officers for achieving long-term, multi-year business objectives
Equity Compensation — Stock Appreciation Rights (SARs)	Variable, performance-based compensation, awarded under the 2014 Omnibus Plan	Motivate and reward named executive officers for achieving long-term business objectives by tying incentives to the performance of our Common Stock
Equity Compensation — Supplemental Executive Retirement Plan (SERP) Restricted Stock	Fixed compensation awarded under the 2014 Omnibus Plan	Provides stock-based supplemental retirement benefits to officers and other key employees whose retirement plan benefits may be limited under applicable law
Health and Retirement Plans	Fixed compensation	Intended to provide benefits that promote employee health and support employees in attaining financial security
Perks and other Personal Benefits	Fixed compensation	Intended to provide a business-related benefit to the Company, and to assist in attracting and retaining executive officers
Post-Employment Compensation and Change in Control	Fixed compensation	Intended to provide temporary income following a named executive officer’s involuntary termination of employment and, in the case of a change of control, to also provide continuity of management

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EXECUTIVE COMPENSATION (CONTINUED)

Base Salary

Base salary represents amounts paid during the fiscal year to named executive officers as direct compensation for their services to us. Base salary and increases to base salary recognize the overall experience, position and responsibilities within RPM and expected contributions to RPM of each named executive officer. Adjustments to salaries are used to reward superior individual performance of our named executive officers on a day-to-day basis during the year and to encourage them to perform at their highest levels. We also use our base salary to retain top quality executives and attract management employees from other companies.

In July 2017, our Chief Executive Officer and our President and Chief Operating Officer recommended that the Compensation Committee not increase the base salaries of the named executive officers with the exception of a 1.6% increase to Ms. Kastner’s base salary. As in the past, this recommendation was based upon an analysis of:

•	RPM’s fiscal 2017 operating results;

•	A comparison of the Five-Year Cumulative Total Returns among RPM, the S&P 500 Index and Proxy Statement peer group of companies; and

•	Base salary and bonus compensation information for 2016 and 2017 and proposed amounts for 2018.

	NAMED EXECUTIVE OFFICER BASE SALARY AMOUNTS
	Fiscal 2018	Fiscal 2017	Fiscal 2016
Frank C. Sullivan	$970,000	$970,000	$960,000
Ronald A. Rice	$730,000	$730,000	$720,000
Russell L. Gordon	$475,000	$475,000	$465,000
Edward W. Moore	$370,000	$370,000	$360,000
Janeen B. Kastner	$315,000	$310,000	$295,000

Annual Cash Incentive Compensation

For fiscal 2017, we provided annual cash incentive compensation under the Amended and Restated 1995 Incentive Compensation Plan, which was designed to motivate participants to achieve our financial objectives and reward executives for their achievements when those objectives are met. All named executive officers who are Covered Employees under Section 162(m) of the Internal Revenue Code, namely the Chief Executive Officer and the next three highest paid executive officers, excluding the Chief Financial Officer, participated in the fiscal 2017 incentives. In addition, although the Chief Financial Officer is not a Covered Employee by definition, the Compensation Committee evaluated Mr. Gordon under performance criteria similar to that used to determine the cash incentive compensation of the other named executive officers. The amount of cash incentive compensation earned by our named executive officers in fiscal 2017 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. We paid these amounts in July 2017.

In July 2016, the Compensation Committee determined, on a percentage basis, the portion of the aggregate cash incentive compensation award pool under the Incentive Compensation Plan, or the Incentive Plan, to be awarded to each of the Covered Employees in respect of the Company’s performance for the fiscal year ending May 31, 2017 as follows: Mr. Sullivan, 40%; Mr. Rice, 30%; Mr. Moore, 15%; and Ms. Kastner, 15%. The Compensation Committee determined that cash incentives paid would range from zero to 150% of salary with a target of 100% for all direct reports of the Chief Executive Officer, regardless of title, namely, Messrs. Rice, Gordon, Moore and Ms. Kastner. The Compensation Committee may reduce or eliminate the amount of a named executive officer’s annual cash incentive award, at the Compensation Committee’s sole discretion, based solely on individual performance.

The Incentive Plan in place for fiscal 2017 provided for an aggregate cash incentive compensation award pool of 1.5% of our pre-tax income for fiscal 2017. In July 2017, the Compensation Committee calculated the aggregate non-equity compensation award pool based on our audited pre-tax income and each individual’s cash incentive payout amount. For fiscal 2017, the Company’s pre-tax income as defined in the Incentive Plan was $473 million, providing a cash incentive compensation award pool under the Incentive Plan for the Covered Employees of approximately $7.0 million. Upon the recommendation of our Chief Executive Officer, and after a review of a variety of factors described below, the Compensation Committee awarded cash incentives totaling $1,820,000 to the Covered Employees, which was significantly below the aggregate amount authorized to be paid pursuant to the award pool formula. The cash incentive compensation paid to the Covered Employees equaled approximately 76% of their salaries for fiscal 2017.

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EXECUTIVE COMPENSATION (CONTINUED)

In July 2017, the Compensation Committee determined, on a percentage basis, the portion of the aggregate cash incentive award pool under the Incentive Plan to be awarded to each of the Covered Employees under Section 162(m) of the Internal Revenue Code in respect of the Company’s performance for the fiscal year ending May 31, 2018 as follows: Mr. Sullivan, 40%; Mr. Rice, 30%; Mr. Moore, 15%; and Ms. Kastner, 15%. Mr. Gordon, the Chief Financial Officer of the Company, although not a Covered Employee under the Section 162(m) definition, is eligible to receive cash incentive compensation for fiscal 2018 based on the same performance criteria as the Covered Employees listed above. The Compensation Committee also determined that for fiscal 2018 the cash incentive compensation paid would range from zero to 150% of salary with a target of 100% of salary for each of the Covered Employees and Mr. Gordon.

As disclosed above, the Incentive Plan in place for fiscal 2017 provided for an aggregate cash incentive compensation award pool of approximately $7.0 million. The maximum portion of the award pool, subject to the limitations of the Incentive Plan, that each Covered Employee could be awarded was: Mr. Sullivan – 40% or $2,800,000; Mr. Rice – 30% or $2,100,000; Mr. Moore – 15% or $1,050,000; and Ms. Kastner – 15% or $1,050,000. However, the Compensation Committee had set a maximum award of 150% of the Covered Employee’s base salary as a limit, with a target award of 100% of the Covered Employee’s base salary. As a result, the maximum award that could be earned by the Covered Employee was: Mr. Sullivan – $1,455,000; Mr. Rice – $1,095,000; Mr. Moore – $555,000; and Ms. Kastner – $465,000. The actual awards were as follows: Mr. Sullivan, $730,000; Mr. Rice, $550,000; Mr. Moore, $350,000; and Ms. Kastner, $190,000.

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EXECUTIVE COMPENSATION (CONTINUED)

In determining the actual incentive compensation awards for fiscal 2017, the named executive would receive a portion of his or her award equal to:

•	40% of his or her base salary, if the Company achieved a 1.9% increase in adjusted earnings before interest and taxes (“EBIT”)*. The Company achieved a 1.6% increase in adjusted EBIT, taking into account foreign exchange rates. Although the Company did not achieve its adjusted EBIT goal in its entirety, the Compensation Committee elected to award one-half of this portion of each named executive officer’s award (i.e., 20% of his or her base salary) in light of narrowly missing the adjusted EBIT growth goal, taking into account foreign exchange rates;

•	30% of his or her base salary, if the Company achieved revenue growth of 8.0% or above. The Company achieved revenue growth of 4.3%, as adjusted, taking into account foreign exchange rates. Although the Company did not achieve its revenue growth goal in its entirety, the Compensation Committee elected to award one-half of this portion of each named executive officer’s award (i.e., 15% of his or her base salary) in light of revenue growth, taking into account foreign exchange rates, in a difficult economic environment.

•	40% of his or her base salary, if the Company achieved growth in other financially measured objectives, which for fiscal 2017 were improvement in (i) gross profit margin and (ii) capital adjusted net earnings. For fiscal 2017, gross profit margin improved compared to fiscal 2016, however, capital adjusted net earnings decreased. Based on gross profit margin improvement, the Compensation Committee elected to award one-fourth of this portion of each named executive officer’s award (i.e., 10% of his or her base salary); and

•	40% of his or her base salary, in the discretion of the Chief Executive Officer, based upon the achievement of non-financially measured management objectives, which were the Company’s overall return to stockholders versus both the market and the Company’s peers, and such named executive officer’s involvement in the Company’s merger and acquisition transactions in fiscal 2017 and significant restructuring action completed in fiscal 2017. Each named executive earned a portion of his or her award based upon achievement of applicable individual objectives.

*	For a description of EBIT, including why we consider EBIT and a reconciliation of EBIT to income (loss) before income taxes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report to Stockholders, which can be found on our website at www.rpminc.com.

As a result, Messrs. Sullivan, Rice, Gordon, Moore and Ms. Kastner were awarded incentive compensation equal to approximately 75%, 75%, 95%, 95% and 61% of their respective base salaries.

Equity Compensation

We use equity compensation to align our named executive officers’ interests with those of our stockholders and to attract and retain high-caliber executives through recognition of anticipated future performance. Under our 2014 Omnibus Plan, we can grant a variety of stock-based awards, including awards of restricted stock and stock appreciation rights. After reviewing executive compensation practices against our defined comparative framework, including reviewing equity awards for similarly situated officers at companies in the diversified chemicals and specialty chemicals industries which fall within a reasonable size range (in terms of sales) and operate businesses similar to that of the Company, our Chief Executive Officer and our President and Chief Operating Officer make annual recommendations to the Compensation Committee of the type and amount of equity awards for the Chief Executive Officer, the President and Chief Operating Officer, and the other executive officers. In determining the equity incentive compensation component of Chief Executive Officer compensation, the Compensation Committee considers, in addition to the factors used to determine salary and cash incentive compensation:

•	the value of similar incentive awards to chief executive officers in our peer group and other similar companies, and

•	awards given to the Chief Executive Officer in past years.

In determining the equity incentive compensation of the other executive officers, the Compensation Committee reviews and approves a mix of business plan goals, with a significant amount of emphasis placed on the compensation recommendations of our Chief Executive Officer and our President and Chief Operating Officer. After receiving the recommendations of our Chief Executive Officer and our President and Chief Operating Officer, the Compensation Committee meets without our Chief Executive Officer and our President and Chief Operating Officer present to consider their recommendations. The Compensation Committee must approve any recommended equity grants before they can be made.

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EXECUTIVE COMPENSATION (CONTINUED)

The Compensation Committee uses the various equity incentive awards available to it under the 2014 Omnibus Plan to retain executives and other key employees and achieve the following additional goals:

•	to reward past performance;

•	to incentivize future performance (both short-term and long-term);

•	to align executives’ long-term interest with that of the stockholders; and

•	to enhance the longer-term performance and profitability of the Company.

The Compensation Committee’s current intention is to achieve these goals by making annual awards to the Company’s executive officers and other key employees, using a combination of restricted stock and stock-settled stock appreciation rights.

Performance Earned Restricted Stock (PERS). The Compensation Committee currently awards Performance Earned Restricted Stock, or PERS, under the 2014 Omnibus Plan. The threshold and maximum number of and performance goals for the award of PERS for a given fiscal year are set in July of that year. The determination of whether and to what extent the PERS have been achieved for a fiscal year is made at the July meeting of the Compensation Committee following the close of that fiscal year. Based on that determination, the actual grants, if any, with respect to a fiscal year are made at that same meeting. With respect to fiscal 2017, the maximum number and performance goals were set in July 2016 and the Compensation Committee determined whether and to what extent the PERS were achieved at its meeting in July 2017.

The percentage of shares with respect to which the performance goal has been achieved is determined by reference to the percentage increase of planned EBIT which is attained. In making the determination of whether the planned increase has been attained, the actual fiscal year results are adjusted for the exclusion of restructuring and other similar charges or credits that are not central to the Company’s operations as shown on the Company’s financial statements as certified by the Company’s independent registered public accounting firm. If less than 75% of the planned increase is attained, then the performance goal will not be achieved with respect to any shares. If 75% to 100% of the planned increase is attained, then the performance goal will be achieved with respect to an equivalent percentage of shares. For example, if 91% of the planned increase is attained, then the performance goal will be achieved with respect to a maximum amount of 91% of the shares. The percentage of the planned increase attained will be rounded down to the closest whole number (e.g., 85.5% would be rounded down to 85%). If more than 100% of the planned increase is attained, then the performance goal will be achieved with respect to 100% of the shares.

In July 2016, pursuant to the 2014 Omnibus Plan, the Compensation Committee approved a contingent award of PERS to the Covered Employees of up to 125,000 shares (including 60,000 shares for the Chief Executive Officer) to be based on the level of attainment of fiscal 2017 performance goals related to an increase in planned EBIT. In July 2016, the Compensation Committee established a 7.6% increase in adjusted EBIT over fiscal 2016 levels as the target for purposes of determining the amount of PERS awards earned by the named executive officers with respect to fiscal 2017. Adjusted EBIT for fiscal 2017 compared to fiscal 2016 was below goal. As a result, the Compensation Committee did not award any of these PERS to the Covered Employees and Mr. Gordon.

Stock Appreciation Rights (SARs). In July 2017, pursuant to the 2014 Omnibus Plan, the Compensation Committee awarded SARs totaling 390,000 shares to the executive officers. The SARs awards granted to the named executive officers in July 2017 are set forth below in the Grants of Plan-Based Awards for Fiscal 2017 table. The value of SARs is one component of the named executive officers’ long term incentive compensation intended to maintain such compensation competitive with the market median.

Supplemental Executive Retirement Plan (SERP) Restricted Stock. The RPM International Inc. 2007 Restricted Stock Plan was previously established to provide for supplemental retirement benefits to officers and other key employees of the Company designated by the Board of Directors whose retirement plan benefits may be limited under applicable law and the Internal Revenue Code. During fiscal 2017, the Compensation Committee determined that there were insufficient shares available under the 2007 Restricted Stock Plan for future SERP grants, and that such SERP grants will instead be awarded under the 2014 Omnibus Plan. In July 2016, the Compensation Committee awarded 20,175 shares of restricted stock to the executive officers under a combination of the 2007 Restricted Stock Plan and the 2014 Omnibus Plan.

Performance Contingent Restricted Stock (PCRS).

In July 2015, the Compensation Committee approved contingent awards of PCRS to Messrs. Sullivan, Rice, Gordon, Moore and Ms. Kastner, of up to 168,000 shares. Awarded pursuant to the 2014 Omnibus Plan, the purpose of the PCRS

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EXECUTIVE COMPENSATION (CONTINUED)

awards is to provide an added incentive to key officers to improve the long-term performance of the Company.

The PCRS awards were made contingent upon the level of attainment of performance goals for the three-year performance period from June 1, 2015 ending May 31, 2018. Vesting of 67% of the PCRS relates to an increase in EBIT for the period, and vesting of the remaining 33% relates to an increase in EBIT margin for the period. Actual results will be adjusted for the exclusion of restructuring and other similar unusual charges or credits that are not central to the operations of the Company as shown on the Company’s consolidated financial statements as audited by the Company’s independent registered public accounting firm.

With respect to that portion of the PCRS that may vest based upon achievement of improvement in EBIT, if the increase in EBIT is less than 75% of the planned increase in EBIT, then the performance goals are not achieved with respect to any of that portion of the PCRS. If the increase in EBIT is 75% to 100% of the planned increase in EBIT, then the performance goals are achieved with respect to a pro rata amount of that portion of the PCRS. If the increase in EBIT is more than 100% of the planned increase in EBIT, then the performance goals are achieved with respect to all of that portion of the PCRS.

With respect to that portion of the PCRS that may vest based upon achievement of improvement in EBIT margin, if EBIT margin does not increase, then the performance goals are not achieved with respect to any of that portion of the PCRS. If EBIT margin increases, then that portion of the PCRS will vest in a pro rata amount based on the percentage of the EBIT margin performance goal achieved. If the increase in EBIT margin is more than 100% of the planned increase in EBIT margin, then the performance goals are achieved with respect to all of that portion of the PCRS.

The Compensation Committee set the performance goals related to the PCRS awards at levels it believed to be achievable but would require the Company to meaningfully grow earnings.

Certain Fiscal 2018 Compensation Determinations

2018 PERS. In July 2017, the Compensation Committee determined that the performance goals for fiscal 2018 PERS will be (i) increase in planned EBIT and (ii) improvement in capital adjusted net earnings. For fiscal 2018 PERS awards, 67% of each named executive officer’s PERS award will be based upon achievement of increase in planned EBIT goals, and 33% of each named executive officer’s PERS award will be based upon achievement of improvement in capital adjusted net earnings. By contrast, fiscal 2017 PERS awards were based upon achievement of increase in planned EBIT alone. The Compensation Committee will determine whether and to what extent the 2018 PERS were achieved at its meeting in July 2018.

Timing of Equity Grants

Equity grants to the named executive officers are made in July at regularly scheduled meetings of the Compensation Committee. Board and Compensation Committee meetings are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company.

Minimum Stock Ownership Guidelines

The Company adopted minimum stock ownership guidelines for its executive officers and Directors in July 2012. Under the stock ownership guidelines certain executive officers are required to maintain the following minimum equity stakes in the Company:

•	for the Company’s Chief Executive Officer, Common Stock equivalent to five times annual base salary;

•	for the Company’s President and Chief Operating Officer, Common Stock equivalent to four times annual base salary; and

•	for those other executive officers of the Company who report directly to the Chief Executive Officer, Common Stock equivalent to three times annual base salary.

Executives are expected to achieve targets within five years of the later of the date of the adoption of the minimum stock ownership guidelines or the date of assuming their positions. Each of the Company’s executive officers met the minimum stock ownership guidelines as of May 31, 2017.

Employment Agreements and Related Arrangements

We are a party to the following employment agreements with our named executive officers, each of which has been in effect since December 31, 2008:

•	Frank C. Sullivan. Pursuant to an employment agreement whereby Frank C. Sullivan serves as our Chairman and Chief Executive Officer, Frank C. Sullivan is entitled to an annual base salary of not less than $970,000 effective as of June 1, 2017.

•	Ronald A. Rice. Pursuant to an employment agreement whereby Mr. Rice serves as our President and Chief Operating Officer, Mr. Rice is entitled to an annual base salary of not less than $730,000 effective as of June 1, 2017.

•	Russell L. Gordon. Pursuant to an employment agreement that the Company had entered into with Mr. Gordon prior

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EXECUTIVE COMPENSATION (CONTINUED)

to his promotion to Chief Financial Officer, Mr. Gordon is entitled to an annual base salary of not less than $475,000 effective as of June 1, 2017.

•	Edward W. Moore. Pursuant to an employment agreement whereby Mr. Moore serves as our Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, Mr. Moore is entitled to an annual base salary of not less than $370,000 effective as of June 1, 2017.

•	Janeen B. Kastner. Pursuant to an employment agreement whereby Ms. Kastner serves as our Vice President –Corporate Benefits and Risk Management, Ms. Kastner is entitled to an annual base salary of not less than $315,000 effective as of June 1, 2017.

Pursuant to the employment agreements, each of Messrs. Sullivan, Rice, Gordon, Moore and Ms. Kastner serves for a term ending on May 31, 2017, which is automatically extended for additional one-year periods unless either party gives the other party notice of nonrenewal two months in advance of the annual renewal date. In accordance with these automatic extension provisions, the employment agreement with each of these named executive officers has been extended to May 31, 2018. Each of Messrs. Sullivan, Rice, Gordon, Moore and Ms. Kastner is also eligible to receive such annual cash incentive compensation or bonuses as our Compensation Committee may determine based upon our results of operations and other relevant factors. Messrs. Sullivan, Rice, Gordon, Moore and Ms. Kastner are also generally entitled to participate in our employee benefit plans. Under the employment agreements, each of these named executive officers is entitled to receive fringe benefits in line with our present practice relating to the officer’s position, including the use of the most recent model of a full-sized automobile.

See “Other Potential Post-Employment Compensation” for a discussion of additional terms of the employment agreements related to restrictive covenants and potential post-employment compensation.

New Form of Employment Agreement

In April 2016, the Compensation Committee approved a new form of employment agreement that will be used for any new employment agreements with our executives in the future. The new form of employment agreement generally follows the current employment agreements with our named executive officers, except that the new form of employment agreement removes a provision that accelerates equity awards upon a termination of employment following a change in control. Instead, any outstanding equity awards will be subject to the terms of their respective plans and award agreements (for example, equity awards granted under the 2014 Omnibus Plan will follow the double-trigger vesting provisions set forth in the 2014 Omnibus Plan). Further, the new form of employment agreement does not provide for a tax gross-up for excise taxes triggered under Section 280G of the Internal Revenue Code, but instead includes a “best-net alternative” provision, under which the executive would receive the greater of the total parachute payments, after taxes (including the excise tax) have been paid, or reduced parachute payments equal to the highest amount that may be paid without triggering the excise tax under Section 280G. The definitions of “change in control” and “good reason” were also revised to match the definitions for such terms in the 2014 Omnibus Plan.

Policy on Clawback of Executive Compensation

In July 2012, the Board of Directors adopted a policy regarding the clawback of executive compensation. If, as the result of the gross negligence or willful misconduct of any executive officer of the Company, the Company is required to restate all or a portion of its financial statements, the Board of Directors will, to the extent permitted by governing law, require reimbursement of any bonus or incentive compensation awarded to such executive officer or effect the cancellation of unvested restricted or deferred stock awards or stock options previously granted to the executive officer if:

•	the amount of the bonus, incentive compensation or stock or option award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement,

•	the amount of the bonus, incentive compensation or stock or option award that would have been awarded to the executive officer had the financial results been properly reported would have been lower than the amount actually awarded, and

•	it is reasonable to do so (e.g., the expense of recovering the compensation does not exceed the amount recovered).

Post-Employment Compensation and Change in Control

Each of the employment agreements with Messrs. Sullivan, Rice, Gordon, Moore and Ms. Kastner provides for payments and other benefits if the named executive officer’s employment terminates under certain circumstances, such as being terminated without cause within two years of a change in control, which is often referred to as a “double-trigger.” We believe that these payments and other benefits are important to recruiting and retaining our named executive officers, as many of the companies with which we compete for executive talent provide for similar payments to their senior employees. Additional information regarding these payments and other benefits is found under the heading “Other Potential Post-Employment Compensation.”

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EXECUTIVE COMPENSATION (CONTINUED)

Section 162(m) of the Internal Revenue Code

In the course of fulfilling its responsibilities, the Compensation Committee routinely reviews the impact of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for certain compensation paid in excess of $1,000,000 to the Chief Executive Officer and the next three highest paid executive officers of the Company, excluding the Chief Financial Officer. The regulations under Section 162(m), however, exempt from this $1,000,000 limit various forms of compensation, including “performance-based” compensation. The Company’s performance-based Incentive Plan, described above, and the 2014 Omnibus Plan satisfy the requirements of this Section 162(m) exemption. Although the Compensation Committee considers the impact of Section 162(m) when administering the Company’s compensation programs, the Compensation Committee does not make decisions regarding executive compensation solely based on the expected tax treatment of such compensation.

In order to maintain flexibility in designing compensation programs that retain key leaders, reward past performance, incentivize strong future performance and align executives’ long-term interests with stockholders, the Compensation Committee may deem it appropriate at times to forgo Section 162(m) qualified awards in favor of awards that may not be fully tax-deductible. This has occurred, for example, when the Company’s operating results were adversely impacted by restructuring or other non-operating charges, yet the Company performed significantly better than its business plan notwithstanding the charges.

Perks and Other Benefits

Our named executive officers participate in various employee benefit plans that are generally available to all employees and on the same terms and conditions as with respect to other similarly situated employees. These include normal and customary programs for life insurance, health insurance, prescription drug insurance, dental insurance, short and long term disability insurance, pension benefits, and matching gifts for charitable contributions. While these benefits are considered to be an important and appropriate employment benefit for all employees, they are not considered to be a material component of a named executive officer’s annual compensation program. Because the named executive officers receive these benefits on the same basis as other employees, these benefits are not established or determined by the Compensation Committee separately for each named executive officer as part of the named executive officer’s annual compensation package.

In addition, we maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. In fiscal 2017, we provided a Company match of up to 4% of the qualified retirement plan compensation limit per employee, which executives also were able to receive. RPM’s company match is fully vested to all employees, including executives, at the time of contribution. As is the case with all employees, unless they elect to make their contributions on an after-tax basis, named executive officers are not taxed on their contributions to the 401(k) retirement savings plan or earnings on those contributions until they receive distributions from the 401(k) retirement savings plan, and all RPM contributions are tax deductible by us when made.

During fiscal 2017 we provided the use of cars to our named executive officers. Also during fiscal 2017, we made financial and estate planning services available to Messrs. Sullivan, Rice and Moore, and we paid executive life insurance premiums for the benefit of our named executive officers.

We periodically review the perquisites that named executive officers receive.

Other Plans

In addition to the above described plans, the Company offers a tax qualified defined benefit retirement plan. Information about this plan can be found under the heading “Pension Benefits for Fiscal 2017.” The Company also offers a deferred compensation plan. Under this plan, selected management employees, certain highly compensated employees and Directors are eligible to defer a portion of their salary, bonus, incentive plan amounts and Director fees until a future date. A participant’s account will be credited with investment gains or losses as if the amounts credited to the account were invested in selected investment funds. Any compensation deferred under the plan is not included in the $1,000,000 limit provided for under Section 162(m) of the Internal Revenue Code until the year in which the compensation actually is paid. Additional information about this plan can be found under the heading, “Nonqualified Deferred Compensation for Fiscal 2017.”

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management and legal counsel. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in the Company’s definitive proxy statement

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prepared in connection with its 2017 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE

David A. Daberko, Chairman

John P. Abizaid

Thomas S. Gross

The above Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed with the Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

Compensation-Related Risk Assessment

The Compensation Committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements affecting executive officers and employees. Our compensation programs reward outstanding performance by our operating companies, and do not encourage excessive risk taking on the part of our executive officers and employees. Further, elements of our compensation programs, including our minimum stock ownership guidelines, our clawback policy, and the three-year performance period structure of our PCRS awards, help mitigate compensation-related risk. After considering the Company’s compensation program as a whole and receiving the input of the Compensation Committee, we have concluded that risks arising from our compensation policies and practices applicable to our employees are not reasonably likely to have a material adverse effect on the Company. In reaching that conclusion, we considered, among other things, the general performance-based philosophy of our compensation program, the material consistency of our compensation structure throughout all key employee levels of the Company, the balance of long and short term components of compensation, and the Company’s risk profile generally.

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EXECUTIVE COMPENSATION (CONTINUED)

Summary Compensation Table

The following table sets forth information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer and our other three highest paid executive officers for fiscal 2017, fiscal 2016 and fiscal 2015.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2)(3) (e)	Option Awards ($)(2)(3) (f)	Non-Equity Incentive Plan Compensation ($)(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5) (h)	All Other Compensation ($)(6) (i)	Total ($) (j)
Frank C. Sullivan	2017	970,000	0	214,158	2,580,000	730,000	17,248	146,485	4,657,891
Chairman and Chief Executive Officer	2016	960,000	0	8,111,067	2,186,000	1,050,000	98,174	132,532	12,537,773
	2015	940,000	0	2,499,062	2,146,000	900,000	65,192	125,347	6,675,601
Ronald A. Rice	2017	730,000	0	223,795	1,290,000	550,000	19,412	127,009	2,940,216
President and Chief Operating Officer	2016	720,000	0	3,735,376	1,093,000	790,000	85,202	148,587	6,572,165
	2015	700,000	0	1,556,661	1,073,000	650,000	55,385	113,398	4,148,444
Russell L. Gordon	2017	475,000	0	213,546	387,000	450,000	16,671	40,791	1,583,008
Vice President and Chief Financial Officer	2016	465,000	0	1,609,089	327,900	550,000	73,273	40,835	3,066,097
	2015	450,000	0	691,053	321,900	450,000	44,937	46,179	2,004,069
Edward W. Moore	2017	370,000	0	106,722	387,000	350,000	28,174	94,980	1,336,876
Senior Vice President, General Counsel and Chief Compliance Officer	2016 2015	360,000 330,000	0 0	2,443,655 616,214	327,900 321,900	425,000 400,000	61,672 46,470	86,051 80,748	3,704,278 1,795,332
Janeen B. Kastner	2017	310,000	0	86,530	387,000	190,000	17,369	41,383	1,032,282
Vice President – Corporate Benefits and Risk Management	2016	295,000	0	1,238,025	327,900	210,000	65,964	35,948	2,172,837
	2015	285,000	0	359,106	321,900	175,000	45,772	37,227	1,224,005

(1)	Amounts earned under the Incentive Plan are reported in the Non-Equity Incentive Plan Compensation column.

(2)	The dollar value of restricted stock, SARs and stock options set forth in these columns is equal to the fair market value as of the date of the respective grant.

(3)	Information regarding the shares of SARs granted to our named executive officers in July 2017 is set forth in the Grants of Plan-Based Awards for Fiscal 2017 table. The Grants of Plan-Based Awards for Fiscal 2017 table also sets forth the aggregate grant date fair value of the restricted stock granted during fiscal 2017 computed in accordance with ASC 718. Shares of restricted stock and SARs are subject to risk of forfeiture.

2016 Stock Awards include PCRS grants for each named executive officer. Such grants assume the maximum amount of PCRS is awarded, although the grants are contingent upon the level of attainment of performance goals for the three-year period from June 1, 2015 ending May 31, 2018.

(4)	The amounts set forth in this column were earned during fiscal 2017 and paid in July 2017, earned during fiscal 2016 and paid in July 2016 and earned during fiscal 2015 and paid in July 2015 for 2017, 2016 and 2015, respectively, under our Incentive Plan.

(5)	The amounts set forth in this column reflect the change in present value of the executive officer’s accumulated benefits under the RPM International Inc. Retirement Plan (the “Retirement Plan”). During 2017, 2016 and 2015, there were no above-market or preferential earnings on nonqualified deferred compensation.

(6)	All Other Compensation includes Company contributions to the 401(k) plan, life insurance premiums, automobile allowances, financial/estate planning, periodic executive physical examinations and charitable matching programs. For each named executive officer for whom the total value of all personal benefits exceed $10,000 in fiscal 2017, the amount of incremental cost to the Company for each personal benefit listed below, if applicable and to the extent such cost exceeded the greater of $25,000 or 10% of the total personal benefits for such named executive officer is as follows: automobile allowance: Mr. Sullivan $29,874 and Mr. Rice $31,379; life insurance premiums: Mr. Sullivan $104,391, Mr. Rice $80,580, and Mr. Moore $59,964. The value of the automobile allowance is determined by adding all of the costs of the program, including lease costs and costs of maintenance, fuel, license and taxes and includes personal and business use.

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EXECUTIVE COMPENSATION (CONTINUED)

Grants of Plan-Based Awards For Fiscal 2017

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)				Grant Date Fair Value of Stock and Option Awards ($)(2) (I)
Frank C. Sullivan	7/25/16
	SERP
	Restricted Stock(3)							4,200			214,158
	Incentive Plan Award	970,000		1,455,000
	7/17/17 PERS(4)				45,000		60,000	0			0
	7/17/17 SARs(5)								200,000	55.19	2,580,000
Ronald A. Rice	7/25/16
	SERP
	Restricted Stock(3)							4,389			223,795
	Incentive Plan Award	730,000		1,095,000
	7/17/17 PERS(4)				26,250		35,000	0			0
	7/17/17 SARs(5)								100,000	55.19	1,290,000
Russell L. Gordon	7/25/16
	SERP
	Restricted Stock(3)							4,188			213,546
	Incentive Plan Award	475,000		712,500
	7/17/17 PERS(4)					15,000		0			0
	7/17/17 SARs(5)								30,000	55.19	387,000
Edward W. Moore	7/25/16
	SERP
	Restricted Stock(3)							2,093			106,722
	Incentive Plan Award	370,000		555,000
	7/17/17 PERS(4)				11,250		15,000	0			0
	7/17/17 SARs(5)								30,000	55.19	387,000
Janeen B. Kastner	7/25/16
	SERP
	Restricted Stock(3)							1,697			86,530
	Incentive Plan Award	310,000		465,000
	7/17/17 PERS(4)				11,250		15,000	0			0
	7/17/17 SARs(5)								30,000	55.19	387,000

(1)	These columns show the possible payouts for each named executive officer under the Incentive Plan for fiscal 2017 based on the goals set in July 2016. Detail regarding actual awards under the Incentive Plan is reported in the Summary Compensation Table and is included in the Compensation Discussion and Analysis.

(2)	The values included in this column represent the grant date fair value of restricted stock computed in accordance with ASC 718, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the compensation cost is set forth in Note H of the Notes to Consolidated Financial Statements of our 2017 Annual Report to Stockholders.

(3)	Shares of SERP restricted stock awarded under the 2007 Restricted Stock Plan and 2014 Omnibus Plan. These shares vest on the earliest to occur of (a) the later of either the employee’s attainment of age 55 or the fifth anniversary of the May 31st immediately preceding the date on which the shares of restricted stock were awarded, (b) the retirement of the employee on or after the attainment of age 65 or (c) a change in control with respect to the Company.

(4)	PERS for which the threshold and maximum number of shares and performance goals with respect to fiscal 2017 were determined in July 2016 and are disclosed herein pursuant to Commission rules.

(5)	SARs granted pursuant to the 2014 Omnibus Plan. These SARs vest in four equal installments, beginning July 17, 2018.

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EXECUTIVE COMPENSATION (CONTINUED)

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Salary. Salaries paid to our named executive officers pursuant to their employment arrangements with us are set forth in the Summary Compensation Table. For fiscal 2017, salaries paid to our named executive officers accounted for the following percentages of their total compensation reported in the “Total” column of the Summary Compensation Table: Mr. Sullivan (21%), Mr. Rice (25%), Mr. Gordon (30%), Mr. Moore (28%), and Ms. Kastner (30%). For fiscal 2016, salaries paid to our named executive officers accounted for the following percentages of their total compensation reported in the “Total” column of the Summary Compensation Table: Mr. Sullivan (8%), Mr. Rice (11%), Mr. Gordon (15%), Mr. Moore (10%), and Ms. Kastner (14%). For fiscal 2015, salaries paid to our current named executive officers accounted for the following percentages of their total compensation reported in the “Total” column of the Summary Compensation Table: Mr. Sullivan (14%), Mr. Rice (17%), Mr. Gordon (22%), Mr. Moore (18%), and Ms. Kastner (23%).

Bonus. No bonuses were awarded to our named executive officers during fiscal 2017, fiscal 2016 or fiscal 2015, although the named executive officers did receive cash awards under our Incentive Plan, as further described under the caption “Non-Equity Incentive Plan Compensation” below.

Stock Awards. The amounts in the “Stock Awards” column of the “Grants of Plan-Based Awards for Fiscal 2017” table consist of restricted stock and performance earned restricted stock grants. Each of these grants is described in further detail under the heading “Compensation Discussion and Analysis – Equity Compensation.”

•	SERP Restricted Stock. We granted restricted stock under our 2007 Restricted Stock Plan and 2014 Omnibus Plan. The SERP restricted stock awards granted to our named executive officers are set forth in the table “Grants of Plan-Based Awards for Fiscal 2017.” The vesting of SERP restricted stock upon either the death or disability of the named executive officer or upon a change in control of our Company is described under the heading “Other Potential Post-Employment Compensation.”

•	PCRS. Pursuant to our 2014 Omnibus Plan, we awarded performance contingent restricted stock grants, or PCRS, to our named executive officers. The PCRS awards are contingent upon the level of attainment of performance goals for the three-year period from June 1, 2015 ending May 31, 2018.
•	PERS. Pursuant to our 2014 Omnibus Plan, we award performance earned restricted stock grants, or PERS, to our named executive officers. No PERS were granted to our named executive officers for fiscal 2017.

The amounts included in the “Stock Awards” column of the Summary Compensation Table represent the grant date fair value of grants made in accordance with ASC 718.

Option Awards. Pursuant to our 2014 Omnibus Plan, we awarded stock appreciation rights, or SARs, to our named executive officers. The SARs granted to our named executive officers are set forth in the table “Grants of Plan-Based Awards for Fiscal 2017.” These grants are described in further detail under the heading “Compensation Discussion and Analysis – Equity Compensation – Stock Appreciation Rights (SARs).” The amounts included in the “Option Awards” column of the Summary Compensation Table represent the grant date fair value of grants made in accordance with ASC 718.

Non-Equity Incentive Plan Compensation. The non-equity incentive plan compensation set forth in the Summary Compensation Table reflects annual cash incentive compensation under our Incentive Plan. Annual cash incentive compensation is earned based upon the achievement of performance objectives as described under the heading “Compensation Discussion and Analysis – Annual Cash Incentive Compensation.”

Change in Pension Value and Nonqualified Deferred Compensation Earnings. The change in the present value of each of our named executive officer’s accrued pension benefits under our Retirement Plan from May 31, 2016 to May 31, 2017 was based upon the RP2014 retiree generational mortality table for males and females with mortality improvements backed off to 2006 using scale MP2014, projected using scale MP2016, blended 50% blue collar and 50% white collar. The change from May 31, 2015 to May 31, 2016 and from May 31, 2014 to May 31, 2015 was based upon the RP2014 retiree generational mortality table for males and females, projected using scale MP2014, blended 50% blue collar and 50% white collar. The interest rate used to determine the present values was 4.25% as of May 31, 2015, 3.85% as of May 31, 2016 and 3.81% as of May 31, 2017. The present values were determined assuming that such amounts were payable to each of our named executive officers at their earliest unreduced retirement age in our Retirement Plan – 65 years with five years of participation in our Retirement Plan. The present value for 2015 also assumed that 35% of our named executive officers will be paid a life annuity and 65% will be paid a lump sum. The present values for 2016

42

EXECUTIVE COMPENSATION (CONTINUED)

and 2017 assumed that 15% of our named executive officers will be paid a life annuity and 85% will be paid a lump sum.

The lump sums were determined using a 4.25% interest rate for May 31, 2015 and a 3.85% interest rate for May 31, 2016. The interest rates used for May 31, 2017 were 4.20% for the first five years, 4.77% for the next 15 years and 5.07% thereafter. The lump sums were determined using the applicable mortality table outlined in IRC Section 417(e) projected to 2023 for 2015 and 2016 calculations, and projected to 2027 for the 2017 calculations. No pre-retirement decrements, including mortality, were assumed in these calculations.

All Other Compensation. All other compensation of our named executive officers is set forth in the Summary Compensation Table and described in detail in footnote (6) of the table.

These benefits are discussed in further detail under the heading “Compensation Discussion and Analysis – Perks and Other Benefits.”

Employment Agreements and Related Arrangements. Each named executive officer is employed under an employment agreement. The terms of the employment agreements are described under the headings “Compensation Discussion and Analysis – Employment Agreements and Related Arrangements” and “Other Potential Post-Employment Compensation.”

Additional Information. We have provided additional information regarding the compensation we pay to our named executive officers under the headings “Compensation Discussion and Analysis” and “Other Potential Post-Employment Compensation.”

The Company offers both an active defined benefit pension plan and a matching 401(k) plan for U.S. employees. The Company’s worldwide employees have comprehensive health coverage and other competitive benefit packages, in keeping with local laws and customs.

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EXECUTIVE COMPENSATION (CONTINUED)

Outstanding Equity Awards at Fiscal Year-End for 2017

The following table provides information on the holdings of stock options, SARs and restricted stock by the named executive officers at May 31, 2017.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3) (j)
Frank C. Sullivan
SERP
Restricted Stock							32,516	(4)	1,763,343
PERS							179,000	(5)	9,707,170
PERS										60,000	(6)	3,253,800	(6)
PCRS										80,000	(7)	4,338,400	(7)
SARs	200,000	0			20.7300	10/07/2020
	200,000	0			22.1600	7/18/2021
	200,000	0			25.8700	7/16/2022
	150,000	50,000	(8)		33.8000	7/18/2023
	100,000	100,000	(9)		44.6000	7/21/2024
	50,000	150,000	(10)		47.1400	7/20/2025
	0	200,000	(11)		50.9900	7/25/2026
Ronald A. Rice
SERP
Restricted Stock							120,241	(12)	6,520,669
PERS							87,500	(13)	4,745,125
PERS										35,000	(6)	1,898,050	(6)
PCRS										40,000	(7)	2,169,200	(7)
SARs	100,000	0			22.1600	7/18/2021
	100,000	0			25.8700	7/16/2022
	75,000	25,000	(8)		33.8000	7/18/2023
	50,000	50,000	(9)		44.6000	7/21/2024
	25,000	75,000	(10)		47.1400	7/20/2025
	0	100,000	(11)		50.9900	7/25/2026
Russell L. Gordon
SERP
Restricted Stock							28,469	(14)	1,543,874
PERS							37,000	(15)	2,006,510
PERS										15,000	(6)	813,450	(6)
PCRS										16,000	(7)	867,680	(7)
SARs	20,000	0			25.8700	7/16/2022
	22,500	7,500	(8)		33.8000	7/18/2023
	15,000	15,000	(9)		44.6000	7/21/2024
	7,500	22,500	(10)		47.1400	7/20/2025
	0	30,000	(11)		50.9900	7/25/2026

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EXECUTIVE COMPENSATION (CONTINUED)

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3) (j)
Edward W. Moore
SERP
Restricted Stock							8,048	(16)	436,443
PERS							57,000	(17)	3,091,110
PERS										15,000	(6)	813,450	(6)
PCRS										16,000	(7)	867,680	(7)
SARs	0	7,500	(8)		33.8000	7/18/2023
	15,000	15,000	(9)		44.6000	7/21/2024
	7,500	22,500	(10)		47.1400	7/20/2025
	0	30,000	(11)		50.9900	7/25/2026
Janeen B. Kastner
SERP
Restricted Stock							17,848	(18)	967,897
PERS							21,200	(19)	1,149,676
PERS										15,000	(6)	813,450	(6)
PCRS										16,000	(7)	867,680	(7)
SARs	15,000	15,000	(9)		44.6000	7/21/2024
	7,500	22,500	(10)		47.1400	7/20/2025
	0	30,000	(11)		50.9900	7/25/2026

(1)	Market value of Common Stock reported in column (h) was calculated by multiplying $54.23, the closing market price of the Company’s Common Stock on May 31, 2017, the last business day of fiscal 2017, by the number of shares.

(2)	Represents the maximum number of shares that could be paid out.

(3)	Market value of equity incentive awards of stock reported in column (j) was calculated by multiplying the closing market price of the Company’s Common Stock on May 31, 2017, the last business day of fiscal 2017, by the maximum number of shares that could be paid out.

(4)	These shares of SERP restricted stock vest on the fifth anniversary of the May 31st immediately preceding the date on which each grant of restricted stock was made. These shares could vest earlier upon the death or disability of Mr. Sullivan or upon a change of control of the Company prior to those dates.

(5)	These PERS vest according to the following schedule: 54,000 shares on July 21, 2017, 75,000 shares on July 20, 2018 and 50,000 shares on July 25, 2019.

(6)	In July 2016, the Compensation Committee determined the maximum number of and performance goals for the award of PERS with respect to fiscal 2017. Market value reported in column (j) was calculated by multiplying the closing market price of the Company’s Common Stock on May 31, 2017 by the estimated number of shares in column (i). The performance goals for such PERS were not achieved in fiscal 2017, and therefore the Compensation Committee elected not to grant PERS to the Covered Employees and Mr. Gordon.

(7)	The PCRS awards were made pursuant to the 2014 Omnibus Plan and are contingent upon the level of attainment of performance goals for the three-year period from June 1, 2015 ending May 31, 2018. The determination of whether and to what extent the PCRS awards are achieved will be made following the close of fiscal year 2018. The amounts set forth in columns (i) and (j) assume the maximum amount of PCRS are awarded.

(8)	These SARs become exercisable on July 18, 2017.

(9)	These SARs become exercisable in two equal installments on July 21, 2017 and July 21, 2018.

(10)	These SARs become exercisable in three equal installments on July 20, 2017, July 20, 2018 and July 20, 2019.

(11)	These SARs become exercisable in four equal installments on July 25, 2017, July 25, 2018, July 25, 2019 and July 25, 2020.

(12)	These shares of SERP restricted stock vest on November 7, 2017, except for the 2013, 2014, 2015 and 2016 grants which will vest according to schedule on May 31, 2018, May 31, 2019, May 31, 2020 and May 31, 2021, respectively, or earlier upon the death or disability of Mr. Rice or upon a change in control of the Company prior to that date.

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EXECUTIVE COMPENSATION (CONTINUED)

(13)	These PERS vest according to the following schedule: 31,500 shares on July 21, 2017, 26,000 shares on July 20, 2018 and 30,000 shares on July 25, 2019.

(14)	These shares of SERP restricted stock vest on January 26, 2021, except for the 2016 grant which will vest according to schedule on May 31, 2021, or earlier upon the death or disability of Mr. Gordon or upon a change in control of the Company prior to that date.

(15)	These PERS vest according to the following schedule: 13,500 shares on July 21, 2017, 11,000 shares on July 20, 2018 and 12,500 shares on July 25, 2019.

(16)	These shares of SERP restricted stock vest on the fifth anniversary of the May 31st immediately preceding the date on which each grant of restricted stock was made. These shares could vest earlier upon the death or disability of Mr. Moore or upon a change in control of the Company prior to those dates.

(17)	These PERS vest according to the following schedule: 13,500 shares on July 21, 2017, 31,000 shares on July 20, 2018 and 12,500 shares on July 25, 2019.

(18)	These shares of SERP restricted stock vest on November 26, 2021 or earlier upon the death or disability of Ms. Kastner or upon a change in control of the Company prior to that date.

(19)	These PERS vest according to the following schedule: 7,200 shares on July 21, 2017, 6,000 shares on July 20, 2018 and 8,000 shares on July 25, 2019.

46

EXECUTIVE COMPENSATION (CONTINUED)

Option Exercises and Stock Vested During Fiscal 2017

This table provides information for the named executive officers on stock option and SAR exercises and restricted stock vesting during fiscal 2017, including the number of shares acquired upon exercise and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Frank C. Sullivan	400,000	15,048,000	73,866	3,871,953
Ronald A. Rice	60,000	2,068,500	35,000	1,820,000
Russell L. Gordon	0	0	15,000	780,000
Edward W. Moore	12,500	291,775	16,590	866,226
Janeen B. Kastner	0	0	8,000	416,000

Pension Benefits for Fiscal 2017

Name (a)	Plan Name (b)	Number of Years Credited Service at 5/31/15 (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Frank C. Sullivan	RPM International Inc. Retirement Plan	28.3	676,207	0
Ronald A. Rice	RPM International Inc. Retirement Plan	22.3	540,936	0
Russell L. Gordon	RPM International Inc. Retirement Plan	22.3	442,760	0
Edward W. Moore	RPM International Inc. Retirement Plan	10.6	337,516	0
Janeen B. Kastner	RPM International Inc. Retirement Plan	20.3	407,269	0

The preceding table shows the present value of accumulated benefits payable to each named executive officer, including each such named executive officer’s number of years of credited service, under our Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

The Retirement Plan is a funded and tax qualified retirement plan. The monthly benefit provided by the Retirement Plan’s formula on a single life annuity basis is equal to the sum of 22.5% of a participant’s average monthly compensation, reduced pro rata for years of benefit service (as defined in the Retirement Plan) less than 30 years, plus 22.5% of a participant’s average monthly compensation in excess of his or her monthly Social Security covered compensation, reduced pro rata for years of benefit service less than 35 years. Average monthly compensation is the average monthly compensation earned during the 60 consecutive months providing the highest such average during the last 120 months preceding the applicable determination date. The compensation used to determine benefits under the Retirement Plan is generally a participant’s W-2 compensation, adjusted for certain amounts, but may not exceed the limit under the Internal Revenue Code which is applicable to tax qualified plans ($265,000 for 2016). Compensation for each of the named executive officers during 2016 only includes $265,000 of the amount shown for 2016 in column (c) of the Summary Compensation Table. A participant’s Social Security covered compensation is based on the average of the Social Security taxable wage bases in effect during the 35-year period ending with his attainment of the Social Security retirement age assuming his compensation is and has always been at least equal to the taxable wage base.

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EXECUTIVE COMPENSATION (CONTINUED)

Benefits are payable as an annuity or in a single lump sum payment and are actuarially adjusted to reflect payment in a form other than a life annuity. Life annuity benefits are unreduced if paid on account of normal retirement or completion of 40 years of vesting service (as defined in the Retirement Plan). Normal retirement age is when a participant attains age 65 and, in general, has completed 5 years of service. Benefits are reduced for early commencement by multiplying the accrued benefit by an early retirement factor. Participants vest in the Retirement Plan after 5 years of vesting service.

Nonqualified Deferred Compensation for Fiscal 2017

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(1) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Frank C. Sullivan	0	0	0	0	0
Ronald A. Rice	0	0	0	0	0
Russell L. Gordon	0	0	0	0	0
Edward W. Moore	0	0	0	0	0
Janeen B. Kastner	105,000	0	14,914	0	119,914

(1)	None of the earnings in this column, if any, would be included in the Summary Compensation Table because they were not preferential or above market.

The preceding table provides information on the non-qualified deferred compensation of the named executive officers in 2016. Participants in the RPM International Inc. Deferred Compensation Plan (“Deferred Compensation Plan”), including the named executive officers, may defer up to 90% of their base salary and non-equity incentive plan compensation.

A participant’s deferrals and any matching contributions are credited to a bookkeeping account under the Deferred Compensation Plan. A participant may direct that his or her account be deemed to be invested in Company stock or in mutual funds that are selected by the administrative committee of the Deferred Compensation Plan. The participant’s account is credited with phantom earnings or losses based on the investment performance of the deemed investment. A participant may change the investment funds used to calculate the investment performance of his or her account on a daily basis.

Deferrals of base salary, annual bonus amounts and deferred equity grants, earnings on such amounts and stock dividends credited to a participant’s account are 100% vested.

Distribution from a participant’s account is payable in a lump sum at a specified time, or upon retirement, death, termination of employment or disability prior to retirement. In the case of retirement, a participant may also elect annual installments for up to 10 years. Upon approval of the Compensation Committee, amounts can also be distributed as a result of an unforeseeable financial emergency. Earlier withdrawal of deferred compensation earned and vested as of

December 31, 2004 is available but is subject to a 10% penalty.

Other Potential Post-Employment Compensation

The following table reflects the amount of compensation payable to each of the named executive officers (a) in the event of termination of the executive’s employment due to retirement, death, disability, voluntary termination, termination for cause, involuntary termination without cause and not within two years of a change in control and involuntary termination without cause or resignation with good reason within two years of a change in control, and (b) upon a change in control. The amounts shown assume that the termination was effective as of May 31, 2017 (the last business day of fiscal 2017). Consequently, the table reflects amounts earned as of May 31, 2017 (the last business day of fiscal 2017) and includes estimates of amounts that would be paid to the named executive officer upon the occurrence of the event. The estimates are considered forward-looking information that falls within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may differ materially. Factors that could affect these amounts include the timing during the year of such event and the amount of future non-equity incentive compensation. Please see “Forward-Looking Statements.”

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EXECUTIVE COMPENSATION (CONTINUED)

Estimated Payments on Termination or Change in Control

Event	Frank C. Sullivan	Ronald A. Rice	Russell L. Gordon	Edward W. Moore	Janeen B. Kastner
Retirement
Accelerated SARs	$3,696,000	$0	$0	$554,400	$0
Accelerated PERS	9,707,170	0	0	3,091,110	0
Accelerated SERP restricted stock	1,763,343	0	0	436,443	0
Total	$15,166,513	$0	$0	$4,081,953	$0
Death
Earned incentive compensation	$730,000	$550,000	$483,333	$391,667	$191,667
Accelerated SARs	3,696,000	1,848,000	554,400	554,400	401,175
Accelerated PERS	9,707,170	4,745,125	2,006,510	3,091,110	1,149,676
Accelerated SERP restricted stock	1,763,343	6,520,669	1,543,874	436,443	967,897
Total	$15,896,513	$13,663,794	$4,588,117	$4,473,620	$2,710,415
Disability
Earned incentive compensation	$730,000	$550,000	$483,333	$391,667	$191,667
Accelerated SARs	3,696,000	1,848,000	554,400	554,400	401,175
Accelerated PERS	9,707,170	4,745,125	2,006,510	3,091,110	1,149,676
Accelerated SERP restricted stock	1,763,343	6,520,669	1,543,874	436,443	967,897
Total	$15,896,513	$13,663,794	$4,588,117	$4,473,620	$2,710,415
Voluntary Termination and Termination for Cause
No payments	N/A	N/A	N/A	N/A	N/A
Total	$0	$0	$0	$0	$0
Involuntary Termination Without Cause and not within Two Years of a Change in Control
Lump sum	$6,915,000	$3,450,000	$1,437,500	$1,523,334	$752,501
Health and welfare benefits	69,048	46,032	34,524	46,032	31,860
Estate and financial planning	5,000	5,000	5,000	5,000	5,000
Executive life insurance coverage	376,626	184,746	28,246	136,360	20,636
Cash value of benefits under restricted stock plan	683,298	714,046	340,673	340,510	138,042
Accelerated SERP restricted stock	1,763,343	6,520,669	1,543,874	436,443	967,897
Total	$9,812,315	$10,920,493	$3,389,817	$2,487,679	$1,915,936
Involuntary Termination Without Cause or Resignation for Good Reason within Two Years of a Change in Control
Lump sum	$6,915,000	$5,175,000	$1,437,500	$2,285,001	$752,501
Health and welfare benefits	69,048	69,048	34,524	69,048	31,860
Estate and financial planning	10,000	10,000	5,000	10,000	5,000
Executive life insurance coverage	686,898	529,818	51,515	390,058	37,635
Cash value of benefits under restricted stock plan	683,298	714,046	340,673	340,510	138,042
Accelerated SERP restricted stock	1,763,343	6,520,669	1,543,874	436,443	967,897
Accelerated PCRS, PERS and SARs	17,741,570	8,762,325	3,428,590	4,513,190	2,418,531
Outplacement assistance	26,000	26,000	26,000	26,000	26,000
Excise taxes	0	0	0	0	1,191,082
Total	$27,895,157	$21,806,906	$6,867,676	$8,070,250	$5,568,548
Change in Control Only
Accelerated SERP restricted stock	$1,763,343	$6,520,669	$1,543,874	$436,443	$967,897
Accelerated PCRS, PERS and SARs	17,741,570	8,762,325	3,428,590	4,513,190	2,418,531
Excise taxes	0	0	0	0	0
Total	$19,504,913	$15,282,994	$4,972,464	$4,949,633	$3,386,428

49

EXECUTIVE COMPENSATION (CONTINUED)

Payments upon Retirement

Treatment of SARs. Under the terms of the stock appreciation rights agreements under which SARs were granted, in the event of the executive’s voluntary retirement after attaining age 55 and completing five years of consecutive service with the Company the executive will be entitled to immediately exercise all unvested SARs. None of the named executive officers were eligible for retirement as of May 31, 2017, with the exception of Messrs. Moore and Sullivan.

Treatment of PERS Awards. Under the terms of the Performance Earned Restricted Stock (PERS) and escrow agreements, in the event of the executive’s voluntary retirement after attaining age 55 and completing at least five years of consecutive service with the Company, the restrictions on unvested PERS will lapse. None of the named executive officers were eligible for retirement as of May 31, 2017, with the exception of Messrs. Moore and Sullivan.

Treatment of SERP Restricted Stock. Under the terms of the 2007 Restricted Stock Plan and the 1997 Restricted Stock Plan, upon (a) the later of the executive’s attainment of age 55 or the fifth anniversary of the May 31 immediately before the date of the SERP restricted stock grant or (b) the executive’s retirement on or after the age of 65, the restrictions on SERP restricted stock will lapse. None of the named executive officers were eligible for retirement as of May 31, 2017, with the exception of Messrs. Moore and Sullivan.

Payments upon Death

Non-Equity Incentive Compensation. Under the terms of the employment agreements with Messrs. Sullivan, Rice, Gordon, Moore and Ms. Kastner, in the event of the executive’s death, the executive is entitled to receive any earned incentive compensation. Earned incentive compensation is calculated as the sum of (a) any incentive compensation payable but not yet paid for the fiscal year preceding the fiscal year in which the termination date occurs, and (b) a pro rata portion of (i) for Messrs. Sullivan and Rice, the annual incentive compensation for the most recently completed fiscal year and (ii) for Messrs. Gordon, Moore and Ms. Kastner, the average incentive compensation for the three most recently completed fiscal years. The pro rata portion is determined by multiplying the annual or average incentive compensation, as the case may be, by a fraction, the numerator of which is the number of days in the current fiscal year of the Company that have expired prior to the termination date and the denominator of which is 365.

Treatment of SARs. Under the terms of the stock appreciation rights agreement under which SARs were granted, in the event of the executive’s death all unvested SARs will become immediately exercisable. The amounts set forth in the table for

SARs reflect the difference between the closing price of our Common Stock on May 31, 2017, the last business day of fiscal 2017, and the exercise prices for the SARs for which vesting would be accelerated and for which the closing price exceeded the SAR exercise price.

Treatment of PERS Awards. Under the terms of the Performance Earned Restricted Stock (PERS) and escrow agreements, PERS awards vest automatically in the event of the executive’s death, and vesting for such PERS is reflected in the foregoing table.

Treatment of SERP Restricted Stock. Under the terms of the 2007 Restricted Stock Plan and the 1997 Restricted Stock Plan, in the event of the executive’s death, the restrictions on SERP restricted stock will lapse. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would be accelerated multiplied by the closing price of our Common Stock on May 31, 2017, the last business day of fiscal 2017.

Payments upon Disability

Non-Equity Incentive Compensation. Under the terms of the employment agreements with Messrs. Sullivan, Rice, Gordon, Moore and Ms. Kastner, in the event of the executive’s disability, the executive is entitled to receive any earned incentive compensation. Earned incentive compensation is calculated as the sum of (a) any incentive compensation payable but not yet paid for the fiscal year preceding the fiscal year in which the termination date occurs, and (b) a pro rata portion of (i) for Messrs. Sullivan and Rice, the annual incentive compensation for the most recently completed fiscal year and (ii) for Messrs. Gordon, Moore and Ms. Kastner, the average incentive compensation for the three most recently completed fiscal years. The pro rata portion is determined by multiplying the annual or average incentive compensation, as the case may be, by a fraction, the numerator of which is the number of days in the current fiscal year of the Company that have expired prior to the termination date and the denominator of which is 365.

Treatment of SARs. Under the terms of the stock appreciation rights agreements under which SARs were granted, in the event of the executive’s disability, the executive will be entitled to immediately exercise all unvested SARs. The amounts set forth in the table for SARs reflect the difference between the closing price of our Common Stock on May 31, 2017, the last business day of fiscal 2017, and the exercise prices for the SARs for which vesting would be accelerated and for which the closing price exceeded the SAR exercise price.

Treatment of PERS Awards. Under the terms of the Performance Earned Restricted Stock (PERS) and escrow agreements, PERS awards vest automatically in the event of

50

EXECUTIVE COMPENSATION (CONTINUED)

the executive’s total disability, and vesting for such PERS is reflected in the foregoing table.

Treatment of SERP Restricted Stock. Under the terms of the 2007 Restricted Stock Plan and the 1997 Restricted Stock Plan, in the event of the executive’s disability, the restrictions on SERP restricted stock will lapse. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would be accelerated multiplied by the closing price of our Common Stock on May 31, 2017, the last business day of fiscal 2017.

Payments upon Voluntary Termination and Termination for Cause

A named executive officer is not entitled to receive any additional forms of severance payments or benefits upon his or her voluntary decision to terminate employment with RPM prior to being eligible for retirement or upon termination for cause.

Payments upon Involuntary Termination Without Cause and not within Two Years of a Change in Control

Under the terms of the employment agreements with Messrs. Sullivan, Rice, Gordon, Moore and Ms. Kastner, in the event that the executive is terminated without cause and the termination does not occur during a two-year period following a change in control, the executive would be entitled to the following:

•

for Messrs. Sullivan and Rice, a lump sum amount equal to the executive’s incentive compensation for the preceding fiscal year (if not yet paid) plus, for Mr. Sullivan, three times the sum of, and for Mr. Rice, two times the sum of: (i) the greater of the executive’s annual base salary in effect on the date of termination or the highest base salary in effect at any time during the three years immediately preceding the termination date, and (ii) for Messrs. Sullivan and Rice, the highest annual incentive compensation received by the executive in the five years prior to the termination date. Messrs. Gordon, Moore and Ms. Kastner would be entitled to receive a lump sum amount equal to the executive’s incentive compensation for the preceding fiscal year (if not yet paid), plus the sum of (x) for Mr. Moore, two times, and for Mr. Gordon and Ms. Kastner, one and one-half times the executive’s annual base salary in effect on the date of termination, and (y) a pro rata portion of the executive’s average incentive compensation for the three most recently completed fiscal years. The pro rata portion is determined by multiplying the average incentive compensation by a fraction, the numerator of which is the number of days in the current fiscal year of the Company that have expired prior to the termination date and the denominator of which is 365;

•	continuation of health and welfare benefits for three years for Mr. Sullivan, for two years for Messrs. Rice and Moore, and for 18 months for Mr. Gordon and Ms. Kastner;

•	estate and financial planning services for a period of six months;

•

a lump sum payment equal to three times, for Mr. Sullivan, two times, for Messrs. Rice and Moore, and one and one-half times for Mr. Gordon and Ms. Kastner, the most recent annual premium or other cost for the executive life insurance coverage in effect on the date of termination (or, if greater, the next scheduled annual premium shown on the then current schedule of coverage);

•

a lump sum amount equal to the cash value of three years for Mr. Sullivan, two years for Messrs. Rice and Moore, and 18 months for Mr. Gordon and Ms. Kastner, of benefits that the executive would have received had he continued to participate and receive awards under the Restricted Stock Plan (as determined in accordance with the Company’s past practice); and

•	the lapse of all transfer restrictions and forfeiture provisions on restricted stock awarded under the 1997 and 2007 Restricted Stock Plans.

The employment agreements provide that the Company will not be obligated to make the lump sum payments or provide the additional benefits described above unless the executive signs a release and waiver of claims and refrains from revoking, rescinding or otherwise repudiating the release of claims during certain time periods.

Payments upon Involuntary Termination Without Cause or Resignation for Good Reason within Two Years of a Change in Control

Under the terms of each named executive officer’s employment agreement, in the event that the executive is terminated without cause or resigns for good reason within two years following a change in control, the executive would be entitled to the following:

•

for Messrs. Sullivan and Rice, a lump sum amount equal to the executive’s incentive compensation for the preceding fiscal year (if not yet paid) plus three times the sum of (i) the greater of the executive’s annual base salary in effect on the date of termination or the highest base salary in effect at any time during the three years immediately preceding the change in control, and (ii) the highest annual incentive compensation received by the executive in the five years prior to the change in control. Messrs. Gordon, Moore and Ms. Kastner would be entitled to receive a lump sum amount equal to the executive’s

51

EXECUTIVE COMPENSATION (CONTINUED)

incentive compensation for the preceding fiscal year (if not yet paid), plus the sum of (x) for Mr. Moore, three times and for Mr. Gordon and Ms. Kastner, one and one-half times the executive’s annual base salary in effect on the date of termination, and (y) a pro rata portion of the executive’s average incentive compensation for the three most recently completed fiscal years. The pro rata portion is determined by multiplying the average incentive compensation by a fraction, the numerator of which is the number of days in the current fiscal year of the Company that have expired prior to the termination date and the denominator of which is 365;

•	continuation of health and welfare benefits for a period of three years for Messrs. Sullivan, Rice and Moore, and for a period of 18 months for Mr. Gordon and Ms. Kastner;

•	estate and financial planning services for a period of one year for Messrs. Sullivan, Rice and Moore, and for a period of 6 months for Mr. Gordon and Ms. Kastner;

•

a lump sum payment equal to, for Messrs. Sullivan, Rice and Moore, three times and for Mr. Gordon and Ms. Kastner, one and one-half times the most recent annual premium or other cost for the executive life insurance coverage in effect on the date of termination, grossed up to compensate for the tax impact of the payment (or, if greater, the next scheduled annual premium payment shown on the then-current schedule of coverage);

•

a lump sum amount equal to the cash value of, for Messrs. Sullivan, Rice and Moore, three years, and for Mr. Gordon and Ms. Kastner, 18 months of benefits that the executive would have received had he continued to participate and received awards under the Restricted Stock Plan (as determined in accordance with the Company’s past practice);

•	the lapse of all transfer restrictions and forfeiture provisions on restricted stock awarded under the 1997 and 2007 Restricted Stock Plans;

•	the lapse of transfer restrictions on any awards under the 2004 Omnibus Plan;

•	outplacement assistance for two years following the change in control;

•

a lump sum payment, or gross-up, equal to the amount of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code, or any similar state or local tax law, and any taxes, interest or penalties incurred with respect thereto;

•	interest on certain of the above payments if not made in a timely manner in accordance with the employment agreement or change in control agreement; and

•

up to an amount of $250,000 in legal fees incurred by the executive in each of the two calendar years following termination of employment in the event that, following a change in control, he or she may be caused to institute or defend legal proceedings to enforce his or her rights under the employment agreement or change in control agreement.

The employment agreements provide that the Company will not be obligated to make the lump sum payments or provide the additional benefits described above unless the executive signs a release and waiver of claims and refrains from revoking, rescinding or otherwise repudiating the release of claims during certain time periods. In the table above, we have assumed that the Company timely made all payments and the executive did not incur legal fees.

Restrictive Covenants that Apply During and After Termination of Employment

Pursuant to the terms of the employment agreements, each of our named executive officers is subject to certain restrictive covenants that apply during and after their termination of employment. Each named executive officer is subject to a covenant not to disclose our confidential information during their term of employment with us and at all times thereafter. During their employment with us and for a period of two years thereafter our named executive officers are also subject to covenants not to (i) compete with us (or any of our subsidiaries) or (ii) solicit our employees or customers.

Payments upon a Change in Control Only

Treatment of SARs. Under the terms of the stock appreciation rights agreements under which SARs were granted, in the event of a change in control, the executive will be entitled to immediately exercise all unvested SARs. The amounts set forth in the table for SARs reflect the difference between the closing price of our Common Stock on May 31, 2017, the last business day of fiscal 2017, and the exercise prices for the SARs for which vesting would be accelerated and for which the closing price exceeded the SAR exercise price.

Treatment of PERS Awards. Under the terms of the Performance Earned Restricted Stock (PERS) and escrow agreements under which PERS were granted, in the event of a change in control, the restrictions on unvested PERS will lapse. The amounts set forth in the table for PERS reflect the number of PERS for which vesting would be accelerated multiplied by the closing price of our Common Stock on May 31, 2017, the last business day of fiscal 2017.

52

EXECUTIVE COMPENSATION (CONTINUED)

Treatment of PCRS Awards. Under the terms of the Performance Contingent Restricted Stock (PCRS) and escrow agreements under which PCRS were granted, in the event of a change in control, the restrictions on unvested PCRS will lapse. The amounts set forth in the table for PCRS reflect the number of PCRS for which vesting would be accelerated multiplied by the closing price of our Common Stock on May 31, 2017, the last business day of fiscal 2017.

Treatment of SERP Restricted Stock. Under the terms of the 2007 Restricted Stock Plan and the 1997 Restricted Stock Plan, in the event of a change in control, the restrictions on SERP restricted stock will lapse. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would be accelerated multiplied by the closing price of our Common Stock on May 31, 2017, the last business day of fiscal 2017.

Excise Taxes. The employment agreements provide that to the extent that any payment or distribution by the Company for the benefit of the executive would be subject to any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code, the executive will be entitled to a lump sum payment, or gross-up, equal to the amount of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code, or any similar state or local tax law, and any taxes, interest or penalties incurred with respect thereto.

53

DIRECTOR COMPENSATION

Director Compensation for Fiscal 2017

The following table sets forth information regarding the compensation of our non-employee Directors for fiscal 2017. Frank C. Sullivan, our Chairman and Chief Executive Officer, does not receive any additional compensation for his service as a Director.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)		Total ($) (h)
John P. Abizaid	90,000	111,342	0	0	0	0		201,342
Bruce A. Carbonari	110,000	111,342	0	0	0	0		221,342
David A. Daberko	105,000	111,342	0	0	0	2,500	(3)	218,842
Jenniffer D. Deckard	90,000	111,342	0	0	0	0		201,342
Salvatore D. Fazzolari	110,000	111,342	0	0	0	1,500	(3)	222,842
Thomas S. Gross	90,000	111,342	0	0	0	0		201,342
Craig S. Morford(4)	90,000	111,342	0	0	0	0		201,342
Frederick R. Nance	90,000	111,342	0	0	0	2,500	(3)	203,842
Charles A. Ratner(5)	67,500	111,342	0	0	0	0		178,842
Thomas C. Sullivan(6)	45,000	0	0	0	0	0		45,000
William B. Summers, Jr.	90,000	111,342	0	0	0	0		201,342
Dr. Jerry Sue Thornton(4)(7)	90,000	111,342	0	0	0	2,500	(3)	203,842

(1)	Cash fees include fees for attending Board and Committee meetings in fiscal 2017 as well as the quarterly retainer amount for serving on the Board of Directors and as the chair for a committee during fiscal 2017. These cash fee amounts have not been reduced to reflect a Director’s election to defer receipt of cash fees pursuant to the Deferred Compensation Plan. These deferrals are indicated in note (4) below.

(2)	The amounts set forth in this column reflect the fair market value of shares of restricted stock granted during fiscal 2017 under the 2003 Restricted Stock Plan for Directors.

The unvested number of shares of restricted stock held by Directors under the 2003 Restricted Stock Plan for Directors at May 31, 2017 was as follows: Mr. Abizaid (7,300), Mr. Carbonari (7,300), Mr. Daberko (7,300), Ms. Deckard (4,800), Mr. Fazzolari (7,300), Mr. Gross (7,300), Mr. Morford (7,300), Mr. Nance (7,300), Mr. Summers (7,300) and Dr. Thornton (7,300). Dividends are paid on shares of restricted stock at the same rate as paid on our Common Stock that is not restricted. On October 31, 2016, shares of restricted stock awarded in 2013 vested and were delivered to the Directors.

(3)	These amounts represent the dollar value that RPM matches of the Director’s charitable contributions made in accordance with our employee charitable contributions matching program. RPM matches a Director’s charitable contributions by up to $2,500 per year under this program, which is also available to RPM International Inc. employees. These amounts are not taxable to the Directors.

(4)	During fiscal 2017, Mr. Morford elected to defer $90,000 of his Director fees and Dr. Thornton elected to defer $90,000 of her Director fees into our Deferred Compensation Plan.

(5)	Mr. Ratner retired from the Board effective January 24, 2017.

(6)	Thomas C. Sullivan retired from the Board effective October 6, 2016.

(7)	Dr. Jerry Sue Thornton retired from the Board effective July 18, 2017.

54

DIRECTOR COMPENSATION (CONTINUED)

For fiscal 2017, Directors who were not employees of or consultants to the Company received a quarterly fee of $22,500. In addition, each of the Compensation Committee Chair and the Chair of the Governance and Nominating Committee received a quarterly fee of $3,750, and the Audit Committee Chair received a quarterly fee of $5,000. The Lead Director also received a quarterly fee of $3,750. With respect to equity compensation, Directors who were eligible to participate in the Restricted Stock Plan for Directors were granted a number of shares of restricted stock under the Restricted Stock Plan for Directors in an amount approximately equal to $110,000.

In July 2012, the Company adopted minimum stock ownership guidelines for its executive officers and Directors under which each Director who had served on the Board of Directors for at least five years was expected to own Common Stock with a value of at least four times the annual cash retainer for Directors. In July 2014, the Company increased the minimum stock ownership guidelines for its Directors from four times to five times the annual cash retainer for Directors. Directors are expected to achieve targets within five years of the later of the date of initial adoption of the minimum stock ownership guidelines or the date of such Director’s initial appointment as a Director. Each of the Company’s Directors met the guidelines in effect as of May 31, 2017, except for the Company’s three newest Directors, Mr. Morford, Ms. Deckard and Ms. Lagacy. Mr. Morford joined the Board of Directors in April 2013, and is expected to achieve compliance with the minimum stock ownership guidelines before April 2018. Ms. Deckard joined the Board of Directors in October 2015, and is expected to achieve compliance with the minimum stock ownership guidelines before October 2020. Ms. Lagacy joined the Board of Directors in July 2017, and is expected to achieve compliance with the minimum stock ownership guidelines before July 2022.

Under the Company’s stock ownership guidelines for Directors, each Director who has served on the Board of Directors for at least five years is expected to own Common Stock with a value of at least five times the annual cash retainer for Directors.

55

RELATED PERSON TRANSACTIONS

The Related Person Transaction Policy of the Board of Directors ensures that the Company’s transactions with certain persons are not inconsistent with the best interests of the Company. A “Related Person Transaction” is a transaction with the Company in an amount exceeding $120,000 in which a Related Person has a direct or indirect material interest. A Related Person includes the executive officers, Directors, and 5% stockholders of the Company, and any immediate family member of such a person. Under the Related Person Transaction Policy, Company management screens for any potential Related Person Transactions, primarily through the annual circulation of a Directors and Officers Questionnaire to each member of the Board of Directors and each officer of the Company that is a reporting person under Section 16 of the Exchange Act. If Company management identifies a Related Person Transaction, such transaction is brought to the attention of the Audit Committee for its approval, ratification, revision, or rejection in consideration of all of the relevant facts and circumstances.

Thomas C. Sullivan, Jr., the brother of Frank C. Sullivan, is Vice President – Corporate Development for the Company and earned $475,000 in salary and annual bonus in fiscal 2017. His compensation is commensurate with his peers. He has also received equity awards in the past. Thomas C. Sullivan, Jr., has been employed by the Company or its subsidiaries for more than 31 years, including at Republic Powdered Metals, Inc. from 1987 to 1993, Consolidated Coatings Corporation from 1993 to 1995, ESPAN Corporation PTE LTD. and RPM Asia PTE LTD. from 1995 to 1998, Tremco Incorporated from 1998 to 2002, and the Company’s corporate offices since 2002.

Terry Tabler, the brother-in-law of Ronald A. Rice, is Vice President – Customer Care of Sapphire Scientific Inc., an indirect, wholly owned subsidiary of the Company, and earned $180,000 in salary and annual bonus for fiscal 2017. His compensation is commensurate with his peers. He is also eligible to receive equity awards. Mr. Tabler has been employed by affiliates of the Company since March 2009.

56

FORWARD-LOOKING STATEMENTS

Some of the amounts set forth in this Proxy Statement in the disclosure regarding executive and director compensation are “forward-looking statements” within the meaning of the federal securities laws. These amounts include estimates of future amounts payable under awards, plans and agreements or the present value of such future amounts, as well as the estimated value at May 31, 2017 of awards, the vesting of which will depend on performance over future periods. Estimating future payments of this nature is necessarily subject to contingencies and uncertainties, many of which are difficult to predict. In order to estimate amounts that may be paid in the future, we had to make assumptions as to a number of variables, which may, and in many cases will, differ from future actual conditions. These variables include the price of our Common Stock, the date of termination of employment, applicable tax rates and other assumptions. In estimating the year-end values of unvested awards, we were required to make certain assumptions about the extent to which the performance or other conditions will be satisfied and, accordingly, the rate at which those awards will ultimately vest and/or payout. Accordingly, amounts and awards paid out in future periods may vary from the related estimates and values set forth in this Proxy Statement.

57

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning shares of Common Stock authorized or available for issuance under the Company’s equity compensation plans as of May 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Equity compensation plans approved by stockholders	0	(2)	$0.00	3,583,974
Equity compensation plans not approved by stockholders(3)	—		—	—
Total	0		$0.00	3,583,974

(1)	Includes 3,506,624 shares available for future issuance under the 2014 Omnibus Plan of which 1,676,624 shares may be subject to full value awards such as restricted stock, and 77,350 shares available for future issuance under the Company’s 2003 Restricted Stock Plan for Directors.

(2)	At May 31, 2017, 3,055,000 SARs were outstanding at a weighted-average grant price of $38.77. The number of shares to be issued upon exercise will be determined at vesting based on the difference between the grant price and the market price at the date of exercise. No such shares have been included in this total.

(3)	The Company does not maintain equity compensation plans that have not been approved by its stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and Directors and persons who own 10% or more of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission. Officers, Directors and 10% or greater stockholders are required by Commission regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers and Directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended May 31, 2017.

58

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for the current year. The Board of Directors recommends ratification of the Audit Committee’s appointment of Deloitte & Touche LLP.

The selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditors. If our stockholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another firm without re-submitting the matter to our stockholders. Even if our stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our stockholders. The affirmative vote of a majority of the shares voting on this proposal is required for ratification.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement if desired, and will be available to respond to stockholder questions.

Our Board of Directors unanimously recommends a vote FOR Proposal Four to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2018.

The decision to engage Deloitte & Touche LLP was made by the Company’s Audit Committee.

Independent Registered Public Accounting Firm Services and Related Fee Arrangements

During the fiscal years ended May 31, 2017 and 2016, various audit services and non-audit services were provided to the Company by Deloitte & Touche LLP. Set forth below are the aggregate fees billed for these services, all of which were pre-approved by the Audit Committee, for the last two fiscal years:

	May 31,
	2017	2016
Audit Fees	$6,900,000	$5,085,000
Audit-Related Fees	230,000	242,000
Tax Services	476,000	13,000
All Other Fees	—	117,000
Total Fees	$7,606,000	$5,457,000

Audit Fees: The aggregate fees billed for professional services rendered for the audit of the Company’s financial statements for the fiscal years ended May 31, 2017 and 2016 and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal years ended May 31, 2017 and 2016 were $6,900,000 and $5,085,000, respectively.

Audit-Related Fees: The aggregate fees relating primarily to attention to other advisory services related to the implementation of new accounting standards billed by Deloitte & Touche LLP were $230,000 and $242,000 for the fiscal years ended May 31, 2017 and 2016, respectively.

Tax Fees: The aggregate fees relating to tax compliance, advice and planning billed by Deloitte & Touche LLP were $476,000 and $13,000 for the fiscal years ended May 31, 2017 and 2016, respectively.

All Other Fees: All other fees of $117,000 billed by Deloitte & Touche LLP for the fiscal year ended May 31, 2016 pertain to non-audit related services provided to assess certain strategic activities contemplated by the Company.

59

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors. Among other responsibilities specified in the charter, the Audit Committee has the sole authority to appoint, retain and where appropriate, terminate, the Company’s independent registered public accounting firm. The Audit Committee is also directly responsible for, among other things, the evaluation, compensation and oversight of the work of the Company’s independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. In addition, the Audit Committee must pre-approve all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm. It is not the duty of the Audit Committee to plan or conduct audits or determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2017 Annual Report on Form 10-K with the Company’s management and Deloitte & Touche LLP, the independent registered public accounting firm for fiscal 2017.

The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has discussed with Deloitte & Touche LLP the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter from Deloitte & Touche LLP pursuant to the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee regarding independence, which the Company has received.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2017, for filing with the Securities and Exchange Commission.

The Audit Committee has determined that the rendering of the non-audit services by Deloitte & Touche LLP was compatible with maintaining the auditor’s independence.

As described above under the heading “Proposal Four – Ratification of Appointment of Independent Registered Public Accounting Firm,” the Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2018 and is seeking ratification of the appointment at the Annual Meeting.

Submitted by the Audit Committee of the Board of Directors as of July 17, 2017.

Salvatore D. Fazzolari, Chairman

Bruce A. Carbonari

Thomas S. Gross

William B. Summers, Jr.

60

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Any stockholder proposal intended to be presented at the 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) must be received by the Company’s Secretary at its principal executive offices no later than April 26, 2018 for inclusion in the Board of Directors’ Proxy Statement and form of Proxy relating to the 2018 Annual Meeting. Each proposal submitted must be accompanied by the name and address of the stockholder submitting the proposal and the number of shares of Common Stock owned. If the proponent is not a stockholder of record, proof of beneficial ownership also must be submitted. All proposals must be a proper subject for action and comply with the Proxy Rules of the Commission.

In addition, in accordance with the By-Laws, if a stockholder intends to present a proposal (including with respect to Director nominations) at the 2018 Annual Meeting without the inclusion of that proposal in the Company’s proxy materials for the 2018 Annual Meeting, that stockholder must deliver the proposal, along with all information relating to the proposal required by the By-Laws, to the Company’s Secretary so that it is received no earlier than June 7, 2018 and no later than July 7, 2018. If not submitted within this timeframe and containing the required information in accordance with the By-Laws, the notice would be considered untimely.

If, however, the date of the 2018 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of this year’s Annual Meeting, notice by the stockholder to be timely must be delivered no earlier than the close of business on the 120th day prior to the date of the 2018 Annual Meeting and no later than the close of business on the later of the 90th day prior to the date of the 2018 Annual Meeting or, if the first public announcement of the date of the 2018 Annual Meeting is less than 100 days prior to the date of the 2018 Annual Meeting, the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting is first made by the Company.

61

OTHER MATTERS

The Board of Directors is not aware of any matter to come before the Annual Meeting other than those mentioned in the accompanying Notice. However, if other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters.

Upon the receipt of a written request from any stockholder entitled to vote at the forthcoming Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such Annual Meeting. Written requests for the Annual Report on Form 10-K should be directed to:

Secretary

RPM International Inc.

P.O. Box 777

Medina, Ohio 44258

You are urged to sign and return your Proxy promptly in order to make certain your shares will be voted at the Annual Meeting. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States. You may also vote by the Internet at www.proxyvote.com or by phone at 1-800-690-6903. Please refer to the Proxy for more details about how you may vote.

By Order of the Board of Directors.

Edward W. Moore

Secretary

August 24, 2017

62

Please make sure to vote your proxy!

Please note that if you do not vote your shares, your broker will not be able to vote your shares for you and your shares will not be represented at the meeting. New York Stock Exchange Rule 452 eliminates broker discretionary voting on the election of directors.

Please note that state laws require shares of corporate stock or outstanding funds held in an account to be considered abandoned property if no written or electronic communication regarding the account has been made within the statutory timeframe (typically three to five years). If you do not vote your proxy, we suggest that you otherwise contact your broker at least once every year and request that your broker note in its records that you have made direct contact regarding your account. If no such contact is made within the statutory timeframe, you risk having the property in your account turned over to your state. If your account is turned over to your state, you must work directly with your state to reclaim your property.

Please sign, date and mail the enclosed voting form to give your broker specific instructions on how to vote your shares. Depending upon your broker, you may be able to vote electronically, either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically.

Regardless of how many shares you own, your vote is very important!

Thank you – The RPM Board of Directors

RPM International Inc. • 2628 Pearl Road, P.O. Box 777, Medina, Ohio 44258 • (800) 776-4488

RPM INTERNATIONAL INC.

C/O WELLS FARGO SHAREOWNER SERVICES

P.O. BOX 64874

ST. PAUL, MN 55164-0874

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E31929-Z70760-P96623            KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RPM INTERNATIONAL INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE RPM BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING NOMINEES:		☐	☐	☐

1. ELECTION OF DIRECTORS

01) Julie A. Lagacy
02) Robert A. Livingston
03) Frederick R. Nance
04) William B. Summers, Jr.

THE RPM BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSALS 2 AND 4, AND “EVERY YEAR” ON PROPOSAL 3.		For	Against	Abstain		For	Against	Abstain

2. Approve the Company’s executive compensation.		☐	☐	☐	4. Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

	Every Year	Every Two Years	Every Three Years	Abstain

3. Vote on the frequency of future votes on the Company's executive compensation.	☐	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐	Note: If any other matters properly come before the Annual Meeting or any adjournment thereof, the Proxy holders will vote the shares represented by this Proxy in their discretion.

Please indicate if you plan to attend the Annual Meeting.	☐	☐
	Yes	No

Note:Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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DIRECTIONS TO THE RPM ANNUAL MEETING

THURSDAY, OCTOBER 5, 2017 AT 2:00 P.M. EDT

THE HOLIDAY INN STRONGSVILLE

15471 Royalton Road, Strongsville, OH

Phone: (440) 238-8800

FROM CLEVELAND AND POINTS NORTH

(INCLUDING HOPKINS AIRPORT)

I-71 South to the North Royalton exit (#231A).

Cross over bridge and the hotel is on the right-hand side.

FROM THE OHIO TURNPIKE EAST AND WEST

Ohio Turnpike (I-80) to I-71 South (exit 161). Exit at the

North Royalton exit (#231A).

Cross over bridge and the hotel is on the right-hand side.

FROM THE EAST

I-480 West to I-71 South. Exit at the North Royalton

exit (#231A).

Cross over bridge and the hotel is on the right-hand side.

FROM THE SOUTH

I-71 North to the Strongsville exit (#231).

Turn right at end of ramp and hotel is on the right-hand side.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E31930-Z70760-P96623

RPM INTERNATIONAL INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AND WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS ON THE REVERSE SIDE.

The undersigned hereby appoints FRANK C. SULLIVAN and RONALD A. RICE, and each of them, as Proxy holders, with full power of substitution, to appear and vote as designated on the reverse side all the shares of Common Stock of RPM International Inc., which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Holiday Inn, located at Interstate 71 and Route 82 East, Strongsville, Ohio, on Thursday, October 5, 2017 at 2:00 P.M. EDT, and at any adjournment or postponement thereof, hereby revoking any and all proxies heretofore given.

IF A SIGNED PROXY CARD IS RETURNED WITH NO DIRECTIONS GIVEN ON THE REVERSE SIDE, SAID SHARES OF COMMON STOCK WILL BE VOTED “FOR” THE ELECTION OF THE FOUR DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS, “FOR” PROPOSAL TWO, “EVERY YEAR” ON PROPOSAL THREE AND “FOR” PROPOSAL FOUR.

SPECIAL INSTRUCTIONS FOR

PARTICIPANTS IN THE RPM INTERNATIONAL INC. 401(k) TRUST AND PLAN

AND/OR THE RPM INTERNATIONAL INC. UNION 401(k) TRUST AND PLAN

This Proxy Card also instructs Wells Fargo Bank, N.A., as Trustee of the RPM International Inc. 401(k) Trust and Plan and/or the RPM International Inc. Union 401(k) Trust and Plan (collectively and individually, the “Plan”), to vote in person or by Proxy at the Annual Meeting of Stockholders, all the shares of Common Stock of RPM International Inc. credited to the account of the undersigned under the Plan in the manner appointed on the reverse side hereof.

In addition, the undersigned directs Wells Fargo Bank, N.A., as Trustee of the Plan, to vote in person or by Proxy at the Annual Meeting of Stockholders a portion of the shares of Common Stock of RPM International Inc. held in the Plan for which no instructions are given, in the manner designated by the undersigned on the reverse side hereof. The portion of such unvoted shares subject to the undersigned’s direction shall be the total number of unvoted shares under the Plan multiplied by a fraction equal to the shares for which voting directions were given by the undersigned divided by the total number of shares of all participants in the Plan for which voting directions were given. AS A RESULT, IF YOU ARE A PARTICIPANT IN THE PLAN AND YOU DO NOT VOTE THE SHARES, THE SHARES WILL BE VOTED IN THE SAME MANNER AND PROPORTION AS THOSE SHARES HELD BY PARTICIPANTS IN THE PLAN WHO VOTE THEIR SHARES.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.

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